Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

Accolade, Inc.,

Transcarent, Inc.

and

Acorn Merger Sub, Inc.

Dated as of January 8, 2025

(continued)

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of January 8, 2025, by and among: Transcarent, Inc., a Delaware corporation (“Parent”), Acorn Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Accolade, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.          Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL.  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue in its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, will be an indirect wholly owned Subsidiary of Parent.

B.        The board of directors of the Company (the “Company Board”), upon the recommendation of a special committee thereof (the “Special Committee”), has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable and in the best interest of, the Company and the Company Stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and the Transactions (the “Company Board Recommendation”).

C.          The board of directors of each of Parent and Merger Sub has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable and in the best interest of Parent and Merger Sub and their respective stockholders and (ii) authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger (the “Parent and Merger Sub Board Recommendations”).

D.          Parent will cause Evergreen Holdings, Inc., in its capacity as sole stockholder of Merger Sub, to adopt this Agreement by written consent immediately following its execution.

E.        Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain Company Stockholders have entered into voting agreements with Parent (the “Voting Agreements”), pursuant to which, among other things, such Persons have agreed, on the terms and subject to the conditions set forth in the Voting Agreements, to vote all of such Persons’ Shares in favor of the adoption of this Agreement and the approval of the Merger and the other Transactions.

NOW THEREFORE, the Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1          Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Parties shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company will continue as the Surviving Corporation.

Section 1.2          Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3          Closing; Effective Time.

(a)          Unless this Agreement shall have been terminated pursuant to ARTICLE VII, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely by electronic exchange of deliverables at 8:00 a.m. Eastern time on the third business day after the satisfaction or waiver (to the extent such waiver is permitted by this Agreement) of the conditions in ARTICLE VI (except for those conditions to the Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is mutually agreed to in writing by the Parties.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b)          Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with the DGCL.  The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”).

Section 1.4          Certificate of Incorporation and Bylaws; Directors and Officers.  At the Effective Time, subject to Section 5.6:

(a)          the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

(b)          the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C; and

(c)         the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub as of immediately prior to the Effective Time.

Section 1.5          Conversion of Shares.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

(i)          any shares of Company Common Stock (each, a “Share”) then held by the Company or any direct or indirect wholly owned Subsidiary of the Company or held in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)          any Shares then held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)         except as provided in clauses (i) and (ii) above and subject to Section 1.5(b), each Share then outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined below) shall be canceled and cease to exist and be converted into the right to receive $7.03 in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 1.6(f), and the holders of such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration with respect to each such Share; and

(iv)        each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.

(b)          If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted to provide the holders of Shares and holders of Company Options, Company PSUs and Company RSUs with the same economic effect as contemplated by this Agreement prior to such event.

Section 1.6          Surrender of Certificates; Stock Transfer Books.

(a)          Prior to the Effective Time, Parent shall, at its sole cost and expense, designate a bank or trust company reasonably acceptable to the Company to act as agent for Parent (the “Paying Agent”) to make payments in respect of Shares to holders of such Shares pursuant to Section 1.5 and to pay applicable amounts payable in accordance with Section 1.8(d).  The agreement entered into at Closing pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”).  At or prior to the Closing, Parent shall deposit, or shall cause to be deposited with the Paying Agent cash in U.S. dollars sufficient to make payment of the aggregate Merger Consideration payable pursuant to Section 1.5 (the total cash deposited with the Paying Agent to make payments pursuant to Section 1.5, plus applicable amounts deposited in accordance with Section 1.8(d), the “Payment Fund”).  The Payment Fund shall not be used for any other purpose.  The Payment Fund shall be invested by the Paying Agent as and to the extent reasonably directed by Parent; provided that (i) such investments shall be solely in obligations of, or obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available), (ii) no such investment shall have a maturity exceeding three months, (iii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iv) no gain or loss on the Payment Fund shall affect the amounts payable hereunder.  In the event the Payment Fund shall be insufficient to pay the Merger Consideration in accordance with Section 1.5(a)(iii), plus applicable amounts deposited in accordance with Section 1.8(d), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment.

(b)          As promptly as practicable after the Effective Time (but in no event later than two business days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each Person who was, as of immediately prior to the Effective Time, a holder of record of Shares that are represented by certificates evidencing such Shares (the “Certificates”), notice advising such Person of the occurrence of the Effective Time, which notice shall include (1) appropriate transmittal materials, including a letter of transmittal (which shall be in reasonable and customary form), specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof), and (2) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 1.5(a)(iii).  Any holder of Book-Entry Shares, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement, shall not be required to deliver a Certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 1.5(a)(iii).  In lieu thereof, each registered holder of one or more such Book-Entry Shares shall automatically, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares will be deemed to have surrendered such Book-Entry Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time (but in no event later than two business days thereafter), the Merger Consideration payable for each such Book-Entry Share.  No interest shall accrue or be paid on the Merger Consideration payable to holders of any Certificates or Book-Entry Shares for the benefit of the holder thereof.

(c)          Upon surrender to the Paying Agent of the Shares that are represented by Certificates, by physical surrender of such Certificates (or effective affidavits of loss in lieu thereof) together with duly completed and executed appropriate transmittal materials required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Payment Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds equal to the Merger Consideration for each Share formerly evidenced by such Certificates.  If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.  Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(d)          At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book Entry Shares (including, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book Entry Shares held by them.  Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e)          As of the Effective Time, the stock transfer books of the Company with respect to the Shares outstanding prior to the Effective Time shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements.

(f)          Each of the Acquired Companies, the Surviving Corporation, Parent and Merger Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from any consideration otherwise payable pursuant to this Agreement such amounts as it is required by any applicable Tax Legal Requirements to deduct and withhold.  To the extent that amounts are so deducted or withheld and timely and properly remitted to the appropriate Governmental Body, such amounts so remitted shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)          If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(f)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this ARTICLE I.

Section 1.7          Appraisal Rights.  Notwithstanding anything to the contrary in this Agreement, Shares outstanding immediately prior to the Effective Time that are held by holders or beneficially owned by a “beneficial owner” (as defined in Section 262(a) of the DGCL) (a) who are entitled to demand appraisal rights under Section 262 of the DGCL, (b) have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and (c) as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (such Shares, the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration as of the Effective Time, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any holder or “beneficial owner” of Shares shall have failed to perfect or shall have effectively withdrawn or lost such Person’s right to appraisal and payment under the DGCL, such Person’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(f)), and such Shares shall not be deemed to be Dissenting Shares.  The Company shall provide Parent prompt written notice of any written demands received by the Company for appraisal of any Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or other applicable Legal Requirements that relates to such demand, and Parent will have the opportunity and right to participate in, and after the Effective Time direct, all negotiations and Legal Proceedings with respect to such demands.  The Company shall not make or permit any payment to be made with respect to, or offer to settle or settle, any such demands without the prior written consent of Parent.

Section 1.8          Treatment of Equity Awards.

(a)          No Company Options shall be assumed or substituted by Parent.  At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option that is outstanding immediately prior to the Effective Time and that is vested, after giving effect to any Accelerated Vesting and Separation Right applicable to any individual other than a Continuing Employee, and has a per share exercise price less than the Merger Consideration (a “Vested Company Option”), shall be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares underlying such Company Option, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price for such Company Option, less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.8(d) (the “Vested Company Option Consideration”).  Each Company Option with a per share exercise price that is equal to or greater than the Merger Consideration and each Company Option that is unvested as of immediately prior to the Effective Time, for the avoidance of doubt after giving effect to any Accelerated Vesting and Separation Right applicable to any individual other than a Continuing Employee, shall be cancelled at the Effective Time without the payment of consideration therefor.

(b)          No Company RSUs shall be assumed or substituted by Parent.  At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company RSU that is outstanding immediately prior to the Effective Time and that is vested after giving effect to any Accelerated Vesting and Separation Right applicable to any individual other than a Continuing Employee (each, a “Vested Company RSU”), shall be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration, less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.8(d) (the “Vested Company RSU Consideration”).  Each Company RSU that is unvested as of immediately prior to the Effective Time shall be cancelled at the Effective Time, for the avoidance of doubt after giving effect to any Accelerated Vesting and Separation Right applicable to any individual other than a Continuing Employee, without the payment of consideration therefor.

(c)          No Company PSUs shall be assumed or substituted by Parent.  At the Effective Time, the portion of each Company PSU that is outstanding immediately prior to the Effective Time that is vested or that will become vested at the Effective Time, including, for the avoidance of doubt after giving effect to any Accelerated Vesting and Separation Right applicable to any individual other than a Continuing Employee, shall be treated as a Vested Company RSU.  At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, the portion of each Company PSU that is not treated as a Vested Company RSU (including, for the avoidance of doubt, Company PSUs that have satisfied, or are treated as satisfying, the performance condition as of the Effective Time, but that will not accelerate vesting as a result of a termination of employment at the Effective Time, which shall be treated as earned and unvested Company PSUs) shall be cancelled without the payment of consideration therefor.

(d)          As soon as reasonably practicable after the Effective Time (but no later than the later of (i) ten (10) business days after the Effective Time or (ii) the first regularly scheduled payroll date after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll, the aggregate Vested Company Option Consideration and Vested Company RSU Consideration payable with respect to Vested Company Options and Vested Company RSUs held by current or former employees or service providers of the Acquired Companies (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 1.6(f)); provided, however, that to the extent the holder of a Vested Company Option or Vested Company RSU is not, and was not at any time during the vesting period of the Vested Company Option or Vested Company RSU, an employee of the Company or any other Acquired Company for employment tax purposes, the Vested Company Option Consideration and Vested Company RSU Consideration payable pursuant to Section 1.8 with respect to such vested Company Option or Vested Company RSU shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 1.6.

(e)          Prior to the Closing, the Company shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 1.8, including to provide that the Company Equity Plans and all awards issued thereunder will terminate as of the Effective Time.

Section 1.9          Further Action.  If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in ARTICLE II is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Letter corresponding to the particular section or subsection in this ARTICLE II, (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Letter to the extent it is reasonably apparent from the content and context of such exception or disclosure that such exception or disclosure is relevant to qualify such representation and warranty and (c) disclosure in the Company SEC Documents publicly filed or furnished at least one business day prior to the date of this Agreement other than any disclosures in the “Risk Factors,” “Risk Factor Summary” or “Special Note Regarding Forward-Looking Statements” sections of such Company SEC Documents or other forward-looking statements in such Company SEC Documents, (it being understood that this clause (c) shall not apply to any of the representations or warranties set forth in Section 2.1(a), Section 2.3, Section 2.23, Section 2.24, or Section 2.28 of this Agreement)):

Section 2.1          Due Organization; Subsidiaries, Etc.

(a)          The Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own, lease, operate and use its assets in the manner in which its assets are currently owned, leased, operated and used, except, in each case, where the failure to have such power or authority does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Section 2.1(b) of the Company Disclosure Letter identifies each Subsidiary of the Company and indicates its jurisdiction of organization.  Neither the Company nor any Subsidiary of the Company owns any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity other than the Company or any Subsidiary of the Company.  Neither the Company nor any Subsidiary of the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(c)          Each Subsidiary of the Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)          Each Subsidiary of the Company has all requisite power and authority to own, lease, operate and use its properties and assets and carry on its business as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          Each Affiliated Practice is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Affiliated Practice is foreign qualified in each jurisdiction other than its jurisdiction of formation in which such Affiliated Practice transacts business, and the owners of each Affiliated Practice have complied in all material respects with all Legal Requirements pertaining to the qualification for ownership of such Affiliated Practices.

Section 2.2          Certificate of Incorporation and Bylaws.  The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of the Company and the Subsidiaries of the Company, including all amendments thereto, as in effect on the date hereof.  Neither the Company nor any of the Subsidiaries of the Company are in violation of their respective certificates of incorporation, bylaws or other charter or organizational documents, as applicable, in any material respect.

Section 2.3          Capitalization, Etc.

(a)         The authorized capital stock of the Company consists of: (i) 500,000,000 Shares, of which 81,678,821 shares are issued and outstanding as of the close of business on the Reference Date; and (ii) 25,000,000 shares of Company Preferred Stock, none of which are issued and outstanding as of the close of business on the Reference Date. The Company does not hold any shares of its capital stock in its treasury.  All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.  None of the outstanding Shares have been issued in violation of any preemptive rights, rights of first refusal or other similar rights. Except as set forth in this Section 2.3(a), the Company has no other shares of capital stock authorized.  Since the Reference Date, the Company has not issued or granted any shares of its capital stock, Company Equity Awards or other equity interests in the Company, or securities convertible into or exchangeable for such capital stock, Company Equity Awards or other equity interests in the Company, other than (x) pursuant to the exercise, vesting and settlement of Company Equity Awards outstanding as of the Reference Date in accordance with their terms as in effect as of the Reference Date, (y) Company Equity Awards issued in compliance with Section 4.3(b)(iii), or (z) in connection with conversions of the Company Convertible Notes.

(b)          (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, redemption right, repurchase right, anti-dilutive right or any similar right, (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company (other than, upon conversion into Shares, the Company Convertible Notes) having a right to vote on any matters on which the Company Stockholders have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares.  The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares, other than pursuant to the Capped Call Confirmations.  The Company Common Stock constitutes the only outstanding class of securities of the Company or any Subsidiary of the Company registered under the Securities Act or the Exchange Act. There are no accrued and unpaid dividends with respect to any outstanding capital stock of the Company.

(c)          As of the close of business on the Reference Date: (i) 5,881,600 Shares are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; (ii) 4,897,178 Shares are subject to or otherwise deliverable in connection with outstanding Company RSUs under Company Equity Plans, assuming a maximum number of shares to be issued under such Company RSUs; (iii) 1,179,210 Shares are subject to or otherwise deliverable in connection with outstanding Company PSUs under the Company Equity Plans, assuming a maximum number of shares to be issued under such Company PSUs; (iv) 1,886,666 Shares are reserved for future issuance under the Company ESPP; and (v) 4,180,469 Shares are reserved for issuance pursuant to the Indenture.  Other than as set forth in this Section 2.3(c) and Section 2.3(b), as of the close of business on the Reference Date, there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, performance-based restricted stock unit award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company.

(d)          Section 2.3(d) of the Company Disclosure Letter accurately sets forth the following information with respect to each Company Equity Award outstanding as of the close of business on the Reference Date: (A) the Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (B) the name of the holder of such Company Equity Award; (C) the number of shares of Company Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, both the target and the maximum number of shares of Company Common Stock); (D) the exercise price (if any) of such Company Equity Award; (E) the date on which such Company Equity Award was granted; (F) the applicable vesting schedule (including any performance-based vesting requirements), and the extent to which such Company Equity Award is vested and/or exercisable (including achievement of any performance-based vesting requirements and the number of shares of Company Common Stock vested due to the achievement of any performance-based vesting requirements); (G) the date on which such Company Equity Award expires; and (H) if such Company Equity Award is a Company Option, whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option.  The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options, Company RSUs and Company PSUs outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such Company Options, the forms of stock unit agreements evidencing such Company RSUs and the form of stock unit agreements evidencing such Company PSUs.  The Company has delivered or made available to Parent or Parent’s Representatives copies of the Company ESPP and applicable offering documents.

(e)          Except for the Company Convertible Notes, the Capped Call Transactions and as otherwise explicitly set forth in Section 2.3(a) or Section 2.3(c), there are no: (i) outstanding shares of capital stock of, or other equity interest in, the Company; (ii) outstanding subscriptions, options, calls, warrants, earnouts or other rights (whether or not currently exercisable) to acquire or that obligate the Company or any Subsidiary of the Company to issue, any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company or any Subsidiary of the Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Subsidiary of the Company; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company or any Subsidiary of the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f)          All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Legal Requirements, and are duly authorized and validly issued and are fully paid and nonassessable.  No outstanding capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company has been issued in violation of any preemptive rights, rights of first refusal or other similar rights.  No Subsidiary of the Company has any outstanding or authorized any options or other rights to acquire from such Subsidiary, or any obligations to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary.

(g)         All outstanding shares of Company Common Stock, Company Equity Awards and other securities of the Company or any Subsidiary of the Company have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements in all material respects.

(h)        Section 2.3(h) of the Company Disclosure Letter lists (i) (A) each Affiliated Practice and indicates its jurisdiction of organization and (B) each of the Affiliated Practice Owners and the amount and type of equity interests held in each Affiliated Practice by each Affiliated Practice Owner and (ii) the states in which each Affiliated Practice Owner is licensed.  Each of the Affiliated Practice Owners has executed a valid and effective securities transfer restriction agreement or substantially similar agreement which allows the Company or its Subsidiaries to effectuate the transfer of the equity interests in each Affiliated Practice to a licensed person designated by the Company.  Since January 1, 2022, no Affiliated Practice Owner has had any medical license suspended, restricted, or revoked in any state.  Each Affiliated Practice Owner owns all equity interests in the applicable Affiliated Practices free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws or those contemplated under any applicable securities transfer restriction agreement.

Section 2.4          SEC Filings; Financial Statements.

(a)         Since January 1, 2022, the Company has filed or furnished all material reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”).  As of their respective dates, the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)         The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S‑X, or, in the case of unaudited financial statements, as permitted by Form 10‑Q, Form 8‑K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, be material in amount).  No financial statements of any Person other than the Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(c)       The Company maintains, and at all times since January 1, 2022 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a‑15(f) and 15d‑15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2022, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing.

(d)        The Company maintains disclosure controls and procedures required by Rule 13a‑15 or 15d‑15 under the Exchange Act that are designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e)         Neither the Company nor any Subsidiary of the Company is a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Subsidiary of the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S‑K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(f)          As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.  To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g)        Each document required to be filed by the Company with the SEC in connection with the Merger (the “Company Disclosure Documents”) (including the Proxy Statement), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.  The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to statements made or incorporated by reference in any Company Disclosure Document based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Disclosure Documents.

Section 2.5          Absence of Changes.  From the date of the Balance Sheet through the date of this Agreement, (a) except for the Transactions and discussions and negotiations related thereto and to other strategic transactions and alternatives considered by the Company, each of the Company and any Subsidiary of the Company has operated in all material respects in the ordinary course of business, (b) neither the Company nor any Subsidiary of the Company has taken, committed or agreed to take any action that would be prohibited by Section 4.3 if taken or proposed to be taken after the date hereof through the Effective Time, and (c) there has not occurred a Material Adverse Effect.

Section 2.6          Title to Assets.  The Company and the Subsidiaries of the Company have good and valid title to all tangible assets necessary for the conduct of the business of the Company and the Subsidiaries of the Company, taken as a whole, as currently conducted, free of any Encumbrances other than Permitted Encumbrances, including all tangible assets (other than capitalized or operating leases) reflected on the Company’s unaudited balance sheet in the most recent Quarterly Report on Form 10‑Q (the “Balance Sheet”) filed by the Company with the SEC (but excluding intellectual property which is covered by Section 2.8), except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet and except where such failure to have good and valid title would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.7          Real Property.

(a)          The Acquired Companies do not own any real property, have never owned any real property and are not parties to any Contract to purchase or sell any real property.

(b)        Section 2.7(b) of the Company Disclosure Letter sets forth a list of all real property currently leased, subleased or licensed by or from the Acquired Companies or otherwise used or occupied by any acquired Companies (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the address of the real property, the start date and term of the lease, sublease or license, and aggregate annual rent.  The Company has provided Parent with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Company Leases”).  The Acquired Companies hold a valid and existing leasehold interest in the Leased Real Property free and clear of all Encumbrances other than Permitted Encumbrances.  None of the Acquired Companies have received any written notice regarding any material violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that have not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.  There is not, under any Company Leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Acquired Companies, or to the Company’s knowledge, any other party thereto, in each case except as have not had, and would not be reasonably likely to have individually or in the aggregate, a Material Adverse Effect.  The Acquired Companies currently occupy all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property except as set forth on Section 2.7(b) of the Company Disclosure Letter.

(c)          The Leased Real Property is in good operating condition and repair in all material respects, normal wear and tear excepted.  Neither the operation of the Acquired Companies nor, to the Company’s knowledge, such Leased Real Property, violate any Legal Requirement relating to such property or operations thereon in any material respect.

Section 2.8          Intellectual Property; Privacy; Security.

(a)        Section 2.8(a) of the Company Disclosure Letter identifies, as of the date of this Agreement, each item of Registered IP owned in whole or in part by the Company or any Subsidiary of the Company, and for each such item, as applicable, the nature of the right, title or interest held by the Company or any Subsidiary of the Company, and the title, application number, filing date, issuance or grant date, jurisdiction, and registration number.  As of the date of this Agreement, no interference, opposition, reissue, reexamination or similar proceeding (other than initial examination and other ordinary course prosecution proceedings) is pending or, to the knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Registered IP listed or required to be listed on Section 2.8(a) of the Company Disclosure Letter is being or has been contested or challenged.

(b)          The Company and the Subsidiaries of the Company own all right, title and interest in and to all Company IP, free and clear of all Encumbrances.  In each case in which the Company and the Subsidiaries of the Company have acquired or sought to acquire any ownership of material Intellectual Property Rights from any Person, including as a result of engaging any Person to develop or create any material, software, work, invention, or other embodiment or expression of Intellectual Property Rights for the Company and the Subsidiaries of the Company, the Company or such Subsidiary of the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property Rights to the Company or a Subsidiary of the Company.

(c)         No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution was used by the Company to create material items of Company IP that would result in such Governmental Body or institution obtaining ownership rights or license rights to such Company IP or the right to receive royalties with respect to such Company IP.

(d)          Section 2.8(d) of the Company Disclosure Letter sets forth each Company Contract, as of the date of this Agreement, pursuant to which the Company and the Subsidiaries of the Company (i) licenses in any material Intellectual Property Right that is incorporated into or distributed with any product of the Company or any Subsidiary of the Company (each an “Inbound License”) or (ii) licenses out any material Company IP (each an “Outbound License”), in each case, other than any such licenses which are Standard Licenses.

(e)          The operation of the business of the Acquired Companies as previously conducted within the past three years and as currently conducted did not and does not infringe, misappropriate or otherwise violate any other Intellectual Property Right owned by any Person, except as is not and would not reasonably be expected to be material and adverse to the Company and any Subsidiary of the Company.

(f)          To the knowledge of the Company, as of the date of this Agreement, no other Person is infringing, misappropriating or otherwise violating any Company IP, except as would not reasonably be expected to, individually or in the aggregate, to have a Material Adverse Effect.  None of the material Company IP is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer or registration of any such material Company IP.  Since January 1, 2022, neither the Company nor any Subsidiary of the Company has (i) received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by the Company or any Subsidiary of the Company, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and any Subsidiary of the Company, and (ii) issued any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Company IP to any Person.

(g)          Each of the Company and any Subsidiary of the Company has taken commercially reasonable steps to protect its rights in such Company’s or such Subsidiary of the Company’s confidential information and trade secrets that it wishes to protect and any trade secrets or confidential information of third Persons provided to the Company or any such Subsidiary of the Company.

(h)         Neither the Company nor any of the Subsidiaries of the Company used, incorporated, modified, hosted, distributed or otherwise accessed any Open Source Software, in whole or in part, in any manner that would (i) require the disclosure or distribution in source code form of any portion of any embodiments of Company IP or any software proprietary to the Company or any Subsidiary of the Company (“Affected Technology”); (ii) require the licensing of any portion of any Affected Technology for the purpose of making derivative works; (iii) grant, or require the Company or any Subsidiary of the Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any portion of any Affected Technology; or (iv) impose any restriction on the consideration to be charged for the marketing, licensing, distribution or otherwise making available any portion of any Affected Technology; for each of (i)-(iv), in a way that would be material and adverse to the Company or any Subsidiary of the Company.  With respect to any Open Source Software that is or has been used by the Company or any Subsidiary of the Company, the Company or such Subsidiary of the Company has been and is in compliance with all applicable licenses with respect thereto, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Subsidiaries of the Company.

(i)          Neither the execution of this Agreement or the consummation of the Transactions will cause or result in Parent and its Subsidiaries, or the Company or any Subsidiary of the Company, as a result of a Contract to which the Company or any Subsidiary of the Company is a party, (i) granting to any third party any right to or with respect to any Intellectual Property Rights (other than rights granted by the Company or any Subsidiary of the Company prior to the Closing Date to Intellectual Property Rights owned by the Company or any Subsidiary of the Company prior to the Closing Date); (ii) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses; or (iii) being obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights in excess of those payable by the Company and the Subsidiaries of the Company in the absence of this Agreement and the Transactions.

(j)         Each Acquired Company maintains commercially reasonable policies and procedures (taking into account the Acquired Companies’ business) designed to protect the confidentiality and security of Acquired Company Data and Systems.  The Acquired Companies have remediated or otherwise reasonably addressed all material security vulnerabilities, risks, and deficiencies identified by or to any Acquired Company prior to the date of this Agreement.

(k)        The Acquired Companies and the operation of the Company’s and the Subsidiaries of the Company’s business is, and since January 1, 2022 has been, in compliance in with all applicable (1) Legal Requirements governing the Acquired Companies’ privacy, protection, and security of Personal Data, (2) the Acquired Companies’ externally published policies, notices, and statements governing the Acquired Companies’ Processing of Acquired Company Data, privacy, data protection, or security (“Privacy and Data Processing Policies”), and (3) requirements of any Contracts to which any Acquired Company is a party or by which any Acquired Company is bound governing the Acquired Companies’ Processing of Acquired Company Data (collectively, “Privacy and Data Processing Requirements”), except to the extent that such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Acquired Companies have made available their currently in effect Privacy and Data Processing Policies.  Each Acquired Company has, to the extent required by Privacy and Data Processing Requirements, at all applicable times since January 1, 2022, provided all notices, and obtained and maintained all rights and consents, to Process Personal Data as Processed by or for such Acquired Company, except to the extent that such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)          There is no, and, since January 1, 2022, has been no, Security Incident, except as not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)       There is no, and since January 1, 2022, has been no, Legal Proceeding against or to any Acquired Company (1) relating to the Processing of Acquired Company Data by or for any Acquired Company, privacy, data protection, security, or the confidentiality or security of any System or (2) alleging any violation of any Privacy and Data Processing Requirement by any Acquired Company, except to the extent that such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.9          Contracts.

(a)          Section 2.9(a) of the Company Disclosure Letter identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement.  For purposes of this Agreement, other than any Company Contract (1) that is a nondisclosure agreement entered into (x) in ordinary course of business or (y) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions or (2) that is an Employee Plan (except as would be required to be set forth on Section 2.9(a)(i)), each of the following Company Contracts, together with each Contract that would be required to be disclosed in Section 2.8(d) of the Company Disclosure Letter if such Contract were entered into prior to the date hereof, shall be deemed to constitute a “Material Contract”:

(i)            any Company Contract (A) with any current Company Associate pursuant to which the Company or any of its Subsidiaries is or may be obligated to make any cash payments for severance, termination, or similar payment to such Company Associate, or (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any Company Stock Award;

(ii)            any Company Contract with a Top Customer or Top Supplier;

(iii)          any Company Contract pursuant to which the Company or any Subsidiary of the Company (i) grants any exclusivity to any other Person, (ii) limits the freedom or right of the Company or any Subsidiary of the Company, to engage in any line of business or develop or distribute any product, service, software, asset or other technology, to do business with any other Person, or to compete with any other Person in any location or line of business, (iii) provide for the most favored nation or similar treatment to another Person, or (iv) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or any portion of the Company’s or a Subsidiary of the Company’s requirements from any third party;

(iv)       any Company Contract with any third-party that is a part of the Company’s “Trusted Partner Ecosystem” (the “Trusted Partner Ecosystem Contracts”);

(v)         other than the Trusted Partner Ecosystem Contracts, any Company Contract where a third-party that resells the Company’s or its Subsidiaries’ products and services where amounts in excess of $1,000,000 were received by the Company or its Subsidiaries in the most recently completed fiscal year;

(vi)         any Company Contract, other than any (A) a Company Contract with a customer, supplier, third-party payor, or reseller or (B) as otherwise disclosed in Section 2.9(a) of the Company Disclosure Letter, that requires by its terms the payment or delivery of cash or other consideration by or to the Company or any Subsidiary of the Company in an amount having an expected value in excess of $1,000,000 in fiscal year ending February 29, 2024, or the nine (9)-month period ended November 30, 2024;

(vii)        any Company Contract relating to Indebtedness in excess of $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any Acquired Company;

(viii)        any Company Contract constituting a corporate joint venture, partnership, or limited liability corporation, in each case, for the sharing of profits and losses;

(ix)          any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any Subsidiary of the Company, the pledging of the capital stock or other equity interests of the Company or any Subsidiary of the Company or prohibits the issuance of any guaranty by the Company or any Subsidiary of the Company;

(x)           any Company Lease;

(xi)          any Company Contract providing for any disposition or acquisition by the Company or any Subsidiary of the Company of any Entity (including a material portion of the outstanding voting securities of any Entity) or business (including assets constituting a material business or business lines), that has material obligations remaining to be performed or material liabilities continuing after the date of this Agreement (other than indemnification obligations for fundamental representations under which there are no pending claims);

(xii)         any Company Contract with any Governmental Body under which payments in excess of $1,000,000 were received by the Acquired Companies in the most recently completed fiscal year;

(xiii)        any Company Contract with a Material Payor;

(xiv)        the Corporate Practice Documents;

(xv)         any Contracts (A) with any record or, to the knowledge of the Company, beneficial owner as of the date hereof of five percent or more of the voting securities of the Company, or (B) of the type that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act;

(xvi)       any Company Contract relating to the settlement of any Legal Proceeding that contains material continuing obligations on the part of any of the Acquired Companies;

(xvii)       any hedging, swap, derivative or similar Company Contracts; and

(xviii)      any other Company Contract not otherwise described in any other subsection of this Section 2.9(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the 1933 Act) with respect to the Company.

(b)          As of the date of this Agreement, the Company has made available to Parent or Parent’s Representatives a copy of each Material Contract.  Neither the applicable Acquired Company nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any Material Contract and, neither the applicable Acquired Company, nor, to the knowledge of the Company, any other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is, to the knowledge of the Company, enforceable by the applicable Acquired Company in accordance with its terms, subject to the Enforceability Exceptions.  From January 1, 2022 through the date of this Agreement, the Acquired Companies have not received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that would not have and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No Acquired Company has waived in writing any rights under any Material Contract, the waiver of which have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 2.10         Top Customers and Top Suppliers

(a)          Section 2.10(a) of the Company Disclosure Letter contains a true and correct list of the top twenty (20) currently active customers of the Acquired Companies by revenues generated in each of the calendar year 2023 and for the nine (9)-month period ended September 30, 2024 (each such customer, a “Top Customer”) and the amount of such revenues generated from each Top Customer during each such period.  No Acquired Company has received written notice, nor does the Company have any knowledge, that any Top Customer intends to cancel or otherwise materially and adversely modify its relationship with an Acquired Company (whether related to payment, price or otherwise) on account of the Transactions or otherwise.

(b)         Section 2.10(b) of the Company Disclosure Letter contains a true and correct list of the top ten (10) currently active suppliers of the Acquired Company, whether of products, good, services or otherwise (but excluding Leased Real Property), by dollar volume of sales and purchases, respectively, for each of the calendar year 2023 and for the nine (9)-month period ended September 30, 2024 (each such supplier, a “Top Supplier”) and the amount of such dollar volume of sales and purchases from each Top Customer during each such period.  No Acquired Company has received written notice, nor does the Company have knowledge, that any Top Supplier intends to cancel or otherwise materially and adversely modify its relationship with an Acquired Company (whether related to payment, price or otherwise) on account of the Transactions or otherwise.

Section 2.11         Liabilities.  Neither the Company nor any Subsidiary of the Company has any liabilities of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of executory obligations of the Company or the Subsidiaries of the Company under Contracts binding upon the Company or such Subsidiary of the Company (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business, including commercially available off-the-shelf software licenses, generally available patent license agreements and non-exclusive outbound license agreements; (iv) liabilities incurred since the date of the Balance Sheet in the ordinary course of business (none of which results from, arises out of or relates to any material breach or violation of, or default under, any Contract) or in connection with the Transactions; and (v) liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

Section 2.12        Compliance with Legal Requirements.  The business of the Company and each of the Subsidiaries of the Company and each Affiliated Practice is, and since January 1, 2022, has been, in compliance with all applicable Legal Requirements (including, for the avoidance of doubt, applicable escheat or unclaimed property Legal Requirements), except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Since January 1, 2022, neither the Company nor the Subsidiaries of the Company, nor, to the knowledge of the Company, any Affiliated Practice, has received any written notice alleging a violation of any Legal Requirement, except, in each case, for any such violation that has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

Section 2.13        Export Controls.  The Company and each Subsidiary of the Company, and to the knowledge of the Company, each Affiliated Practice, has at all times conducted its export transactions in accordance with all applicable export, re-export and anti-boycott Legal Requirements and regulations, including the Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations, and U.S. economic Sanctions Laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and all other applicable import and export controls in other countries in which any Acquired Company conducts business.  Without limiting the foregoing: (a) the Company and the Subsidiaries of the Company, and to the knowledge of the Company, the Affiliated Practices, have obtained, and is in compliance with all export licenses and other consents, authorizations, waivers, approvals, and orders, and has made or filed any and all required notices, registrations, declarations and filings with any Governmental Body, and have met the requirements of any license exception or exemptions, as required in connection with (i) the export and re-export of products, software, source code, technology, or services, and (ii) its releases of technology, software, or source code to foreign nationals located in the United States and abroad (“Export Approvals”); (b) the Company and the Subsidiaries of the Company, and to the knowledge of the Company, the Affiliated Practices, are in compliance with the terms of all applicable Export Approvals; (c) the Company and the Subsidiaries of the Company, and to the knowledge of the Company, the Affiliated Practices, have never, directly or indirectly, sold, exported, reexported, transferred or provided any products, software, services, or technology to any destination, entity or person in a Sanctioned Country or a Sanctioned Target; (d) there are no pending or, to the knowledge of the Company, threatened inquiries, investigations, enforcement actions, voluntary disclosure or other claims against the Company and the Subsidiaries of the Company, and to the knowledge of the Company, the Affiliated Practices, with respect to Export Approvals; (e) to the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the export transactions by any Acquired Company that may reasonably give rise to any future inquiries, investigations, enforcement actions, voluntary disclosures or other claims; and (f) no Export Approvals for the transfer of export licenses to Parent are required in connection with the Transactions, or such Export Approvals can be obtained expeditiously without material cost.  Section 2.13 of the Company Disclosure Letter sets forth the export control classification numbers applicable to the products, software, source code, and technology of the Acquired Companies.  The Company and the Subsidiaries of the Company, and to the Company’s knowledge, each of their respective directors, officers, employees, agents and representatives as well as the Affiliated Practices and each of their respective directors, officers, employees, agents and representatives, while acting on behalf of the Company, are (A) in compliance with all Sanctions and anti-boycott laws and are not a Sanctioned Target, and (B) not engaged in any activity that could reasonably and likely trigger a designation of any Acquired Company as a Sanctioned Target or cause them to be in breach of Sanctions.  No Acquired Company has distributed any of its products, software, source code, technology, or services to or otherwise conducted any activities with any third party located in a Sanctioned Country.

Section 2.14        Certain Business Practices.

(a)        Since January 1, 2020, none of the Acquired Companies (including their respective, directors, officers, employees, and to the knowledge of the Company, agents, or any other Person acting on their behalf), has, directly or indirectly: (i) offered, made, promised to make, or authorized the making of any gift or payment of money or anything of value either directly or indirectly to any Person, or to a Governmental Body, for purposes of (A) influencing any act or decision of a Governmental Official or other Person in their official capacity; (B) inducing a Governmental Official or other Person to do or omit to do any act in violation of their lawful duties; (C) securing any improper advantage; or (D) inducing a Governmental Official or other Person to use his or her influence improperly, including with a Governmental Body, to affect or influence any act or decision, including of such Governmental Body, with (A)-(D) being in order to obtain or retain or direct or assist in obtaining, retaining or directing business to any Person; or (ii) requested, agreed to receive, or accepted any unlawful contributions, gifts, services of value, advantage, entertainment or other unlawful expenses, contribution, bribe, improper rebate, payoff, influence payment, kickback or other similar unlawful payment, or similar incentive in violation of any Anti-Corruption Laws.

(b)        Since January 1, 2020, none of the Acquired Companies (including their respective, directors, officers, employees, and to the knowledge of the Company, agents, and any other Person acting on their behalf), has maintained any off-the-books funds, engaged in any off-the-books transactions, or falsified any documents of the Company.  The Acquired Companies have made and kept books and records that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the transactions and disposition of assets of the Acquired Companies.

(c)         The Acquired Companies have established and maintain compliance programs and reasonable internal controls and procedures to ensure that the Acquired Companies do not violate Anti-Corruption Laws.  The Acquired Companies have not: (i) received any allegation or whistleblower complaint, (ii) conducted any internal or government-initiated investigation, or (iii) made a voluntary, directed, or involuntary disclosure to any Governmental Body or similar agency, in each case, related to potential or actual violations of the Anti-Corruption Laws.

(d)      To the Company’s knowledge, there are no pending or threatened Legal Proceedings against any of the Acquired Companies with respect to any Anti-Corruption Laws, and there is no reasonable basis therefor.

Section 2.15        Governmental Authorizations.  The Acquired Companies hold all Governmental Authorizations necessary to enable the Acquired Companies to conduct their business in the manner in which their business is currently being conducted, except where failure to hold such Governmental Authorizations have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Governmental Authorizations held by the Acquired Companies are valid and in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Acquired Companies are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Since January 1, 2022, neither the Company nor any Subsidiary of the Company, nor to the knowledge of the Company, any Affiliate Practice, has received any written notice from a Governmental Body regarding any violation of the terms or requirements of any Governmental Authorizations or any actual or proposed material modification, non-renewal, revocation, withdrawal, suspension, cancellation, or termination of any Governmental Authorization.  To the knowledge of the Company, no event has occurred which would reasonably be expected to result in the material modification, non-renewal, revocation, withdrawal, suspension, cancellation, or termination of any Governmental Authorization.

Section 2.16        Tax Matters.

(a)          (i) Each material Tax Return required to be filed by the Acquired Companies with any Governmental Body has been filed on or before the applicable due date (taking into account any valid extensions of such due date), and all such Tax Returns are accurate and complete, (ii) all material Taxes (whether or not shown as due on such Tax Returns) required to be paid by the Acquired Companies have been paid, and (iii) the Acquired Companies have made adequate provision for all material unpaid Taxes not yet due in accordance with GAAP in the Balance Sheet, and since the date of Balance Sheet, no Acquired Company has incurred, individually or in the aggregate, any material liability for Taxes outside the ordinary course of business consistent with past practice.

(b)          No material deficiency for any Tax has been proposed or assessed by a Governmental Body in writing against any Acquired Company which deficiency has not been paid, settled or withdrawn or is not being contested in good faith and in accordance with applicable Legal Requirements.  The Company has not received written notice of any assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes of the Company that is pending or threatened.

(c)          Each Acquired Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor or any other Person.

(d)        There are no Encumbrances for Taxes (other than Permitted Encumbrances that are described in clause (a) of the definition thereof) upon any assets of the Acquired Companies.

(e)          No Acquired Company is a party to, is bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements (i) exclusively between or among the Acquired Companies or (ii) with third parties made in the ordinary course of business, the principal purpose of which is not Tax).

(f)          No Acquired Company (i) has been a member of an affiliated group (as defined in Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any material liability for the Taxes of another Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state, local or non-U.S. Legal Requirements), as a transferee or successor, or otherwise by operation of Legal Requirements.

(g)         Within the past two years, no Acquired Company has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h)      To the knowledge of the Company, no Acquired Company has entered into any “listed transaction” (as defined in Treasury Regulations Section 1.6011‑4(b)(2)).

(i)         No Acquired Company is a resident for any income Tax purpose in any country other than the country in which it is organized by virtue of having a permanent establishment, an office or fixed place of business in such other country.  No claim has been made in writing by any Governmental Body in a jurisdiction where an Acquired Company does not currently file a Tax Return of a certain type or pay Taxes of a certain type that such Acquired Company is required to pay Taxes or file Tax Returns of such type that has not since been resolved.

(j)           The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Legal Requirements) made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Legal Requirements) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Legal Requirements) entered into or created prior to the Closing; (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business; or (vi) an election pursuant to Section 965(h) of the Code.

Section 2.17          Employee Matters; Benefit Plans.

(a)          Except as required by applicable Legal Requirements, the employment of each of the Acquired Companies’ employees located in United States is terminable by the applicable Acquired Company at will.  Other than any officers, the employment of each of the Acquired Companies’ employees located outside of the United States is terminable by the applicable Acquired Company without payment of severance or provision of advance notice in excess of those required by applicable Legal Requirements.

(b)        Neither the Company nor any Subsidiary of the Company, nor, to the knowledge of the Company, any Affiliated Practice is party to, nor is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization, labor or trade union, or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Acquired Companies.  Since January 1, 2022, there has not been any strike, material slowdown, work stoppage, lockout, picketing or labor dispute, or any threat thereof affecting the Company or any Subsidiary of the Company, or, to the knowledge of the Company, any Affiliated Practice or any of their respective employees.  To the knowledge of the Company, no Acquired Company has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirements.

(c)        Since January 1, 2022, and except for those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each Subsidiary of the Company, and, to the knowledge of the Company, each Affiliated Practice has complied in all material respects with all applicable Legal Requirements related to employment and employment practices, including, but not limited to, any pertaining to payment wages and hours of work, leaves of absence, plant closing notifications, employment statutes or regulations, workplace health and safety, retaliation, or discrimination matters, including charges of unfair labor practices or harassment complaints, and there is no material Legal Proceeding pending or, to the knowledge of the Company, threatened in writing relating to such applicable Legal Requirements, with the exception of those set forth in Section 2.17(c) of the Company Disclosure Letter.  There is currently no pending or, to the knowledge of the Company, threatened Legal Proceeding or settlement or, to the knowledge of the Company, allegation, in each case, relating to sex-based discrimination, sexual harassment or sexual misconduct involving the Company or any Subsidiary of the Company, or, to the knowledge of the Company, any Affiliated Practice or any of their current or former executives, officers or directors.

(d)        Section 2.17(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the material Employee Plans (provided that the Company need not disclose any individual employment, termination, or severance agreement for non-officer employees of the Company or any Subsidiary of the Company and equity grant notices and award agreements, and related documentation, with respect to employees of the Company and any Subsidiary of the Company and agreements with consultants entered into in the ordinary course of business which do not materially deviate from a form of agreement disclosed) and separately identifies each material Employee Plan that is maintained primarily for the benefit of employees outside the United States (each, a “Foreign Employee Plan”).  The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following (other than any employment offer letter, termination or severance agreement for non-officer employees of the Company or any Subsidiary of the Company and equity grant notices, and related documentation, with respect to employees of the Company and any Subsidiary of the Company and agreements with consultants entered into in the ordinary course of business), as relevant: (i) all material plan documents and all material amendments thereto, and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500; (iv) the most recent summary plan descriptions and any material modifications thereto; and (v) the nondiscrimination tests required to be performed under the Code for the most recent plan year.

(e)         Neither the Company nor any Subsidiary of the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has during the past six years maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan or any “multiemployer plan” (each as defined in Section 4001 of ERISA).

(f)          Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code.  Except as has not had, and would not reasonably be expected to have a Material Adverse Effect, each of the Employee Plans is now and has been operated in compliance in with its terms and all applicable Legal Requirements, including ERISA and the Code.

(g)          Neither the Company nor any Subsidiary of the Company nor any Employee Plan has any obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of the Company or any Subsidiary of the Company pursuant to any retiree medical benefit plan or other retiree welfare plan, other than (i) coverage mandated by Legal Requirements, including under Section 4980B of the Code or similar state or local Legal Requirements, or (ii) healthcare coverage through the end of the calendar month in which a termination of employment occurs.

(h)          Except as has not had, and would not or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Foreign Employee Plans comply with applicable local Legal Requirements, and (ii) all such plans that are required to be funded or book-reserved are funded or book-reserved or secured by an insurance policy, as appropriate, based on reasonable actuarial assumptions.

(i)          Except as otherwise provided in this Agreement, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former Company Associate to any cash payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such Company Associate.

(j)          No individual who qualifies as a “disqualified individual” (as defined under Section 280G of the Code) with respect to the Company or any of its Subsidiaries or Affiliates could receive any payment or benefit in connection with the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) that, individually or in the aggregate, would be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

(k)          Except as has not had, and would not or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been documented and operated in form and operation in material compliance with, or pursuant to an exemption from, Section 409A of the Code and applicable guidance thereunder and no amount under any such Employee Plan is, or is reasonably expected to be, or has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code. The Company and its Subsidiaries do not have any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code.

Section 2.18         Compliance with Healthcare Laws.

(a)          The Acquired Companies are, and since January 1, 2022, have been, in compliance in all material respects with all applicable Healthcare Laws. Since January 1, 2022, the Acquired Companies have not received any written notification from any Governmental Body of: (i) any material violation of any Healthcare Law or (ii) any pending or threatened material Legal Proceeding under any Healthcare Law. The Acquired Companies are not party to any corporate integrity agreement and do not have reporting obligations pursuant to any deferred prosecution, consent decree, settlement, integrity agreement, corrective action plan or other similar obligation or agreement with any Governmental Body relating to compliance with applicable Healthcare Laws.  The Acquired Companies (i) currently maintain policies and procedures addressing compliance in all material respects with applicable Health Care Laws and OIG guidance (the “Health Care Laws Policies and Procedures”) and (ii) is currently conducting its business in material compliance with the Health Care Laws Policies and Procedures.  Copies of all current Health Care Laws Policies and Procedures used have been made available to Parent.

(b)         Section 2.18(b) of the Company Disclosure Letter provides a true, correct, and complete list of the Federal Health Care Program provider numbers held by each Acquired Company.  Each of the Acquired Company entities and their Affiliates that participates in any Federal Health Care Program is qualified to participate in such Federal Health Care Program and is duly enrolled and certified in such Federal Health Care Program as a provider of medical or administrative services at every location at which such Person has operations.  Each of the Acquired Companies and their Affiliates is operating and since January 1, 2022, has operated in material compliance with all Federal Health Care Program rules and regulations and all provisions of each applicable Federal Health Care Program Contract to which it is a party or by which it is bound.  There is no Legal Proceeding or inquiry or investigation pending or, to the knowledge of the Company, threatened with respect to the termination or suspension of the participation by any of the Acquired Companies and their Affiliates in any Federal Health Care Program because of alleged violations of or non-compliance with applicable Federal Health Care Program regulations or other participation requirements.  No Acquired Company entity has been the subject of any focused reviews, Recovery Audit Contractor audits, Medicaid Integrity Program audits, Zone Program Integrity Contractor audits, Unified Program Integrity Contractor audit, targeted probe and educate review, or other audits with respect to any Federal Health Care Program.

(c)          Since January 1, 2022, neither the Acquired Companies, nor, any of their respective directors, officers, employees nor, to the knowledge of the Company, any of its contractors, is or has ever been: (i) debarred, excluded, or suspended from participating in any Federal Healthcare Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act in connection with any material violation of any Federal Healthcare Program requirement, (iii) engaged in any activities that are prohibited by or are cause for civil or criminal penalties or mandatory or permissive exclusion under any Healthcare Laws, (iv) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs, (v) charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a governmental health program, or (vi) has made any voluntary or self-disclosure to any Governmental Body or payor of any potential or actual non-compliance with any Healthcare Law.

(d)        Each Acquired Company has timely filed all material reports and billings required to be filed with respect to each Third-Party Payor, all of which were prepared materially in compliance with all applicable Legal Requirements governing reimbursement and claims and the payment policies of the applicable Third-Party Payor.  All claims submitted by any Acquired Company since January 1, 2022, were for services actually performed by such Acquired Company to eligible patients in accordance with the applicable payment rates of the applicable Third-Party Payor program, and such Acquired Company has sufficient documentation that is required to support such billings.  Each Acquired Company has paid all known and undisputed refunds, overpayments, and adjustments due with respect to any such report or billing, and there is no pending or threatened appeal, adjustment, voluntary refund, challenge, audit (including written notice of an intent to audit), inquiry or litigation by any Third-Party Payor with respect to any Acquired Company’s billing practices and reimbursement claims other than in the ordinary course of business (which shall not be interpreted to include repayments exceeding $2,000).  No Acquired Company entity has not been audited or otherwise examined by any Third-Party Payor other than in the ordinary course of business.

(e)        Each Acquired Company and, with respect to such Acquired Company’s businesses, their Control Persons, personnel and authorized representatives are operating and, since January 1, 2022, have operated in material compliance with, to the extent applicable, the federal health care program anti-kickback statute (42 U.S.C. § 1320a-7b, et seq.), the federal physician self-referral law (commonly known as the Stark Law) (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Subpart J), and all other applicable Legal Requirements with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such Person and any past, present or potential patient, physician, supplier, contractor, Third-Party Payor or other Person in a position to refer, recommend or arrange for the referral of patients or other health care business (a “Referral Source”) or to whom such Person refers, recommends or arranges for the referral of patients or other health care business (a “Referral Recipient”).  None of the Acquired Companies and their Control Persons, personnel or authorized representatives has, directly or indirectly, in a manner prohibited by applicable Legal Requirements (i) offered or paid any remuneration (in cash or in kind) to or made any financial arrangements with any Referral Source to obtain any patient referrals or other business or payments from any such Person, (ii) received or solicited any remuneration (in cash or in kind) from or made any financial arrangements with any Referral Recipient to make or deliver any patient or other health care business referrals, (iii) given or agreed to give any gift or gratuitous payment (in cash or in kind) to any such Referral Source or (iv) made or agreed to make any illegal contribution, gift or gratuitous payment (whether in money, property or services) to, or for the private use of, any Governmental Body or any government official, employee or agent.

(f)        Each of the Acquired Companies’ personnel that prescribe controlled substances or other pharmaceuticals maintain the appropriate licensure, supervision arrangements, prescriptive authority, and waivers to prescribe such controlled substances.

(g)         The Acquired Companies have and, since January 1, 2022, have had privacy and security plans, policies and procedures that comply in all material respects with then-applicable HIPAA requirements (collectively, “HIPAA Policies and Procedures”).  Since January 1, 2022, the Company and each Acquired Company is and has been in compliance in all material respects with all applicable law pertaining to health information privacy and security, including but not limited to HIPAA.  Each Acquired Company has a written and signed business associate agreement with each Person who is a “business associate” (as defined in 45 C.F.R. § 160.103) of such Acquired Company and has a written and signed business associate agreement with each “covered entity” (as defined in 45 C.F.R. § 160.103) and business associate of which any Acquired Company is a business associate.  The Acquired Companies have provided to the Parent complete and accurate copies of all HIPAA Policies and Procedures.  Neither the Company nor any Acquired Company has reported any breach of individually identifiable health information to, any other Governmental Body, customer, affected individual or other person, had any security or data breaches compromising or otherwise involving individually identifiable health information, and no event has occurred that required the Company or any Acquired Company to provide notification to any Governmental Body or other person under any applicable Healthcare Law.  Since January 1, 2021, neither the Company nor any Acquired Company has not received any written notice from any Governmental Body or other person regarding any actual or possible violation of, or failure to comply with, any Healthcare Law pertaining to health information privacy and security.

(h)        To the extent any Acquired Company has created de-identified health information that is derived from protected health information (the “De-Identified Data”), such protected health information has been de-identified in accordance with the requirements of HIPAA, and such Acquired Company has obtained any legal right necessary to create the De-Identified Data.

(i)          The Acquired Companies are operating and, since January 1, 2022, have operated in material compliance with all applicable Managed Care Laws and have not purposefully denied medically necessary services contrary to a Third-Party Payor’s coverage guidelines.  Each Acquired Company is in material compliance with all licensing requirements under Managed Care Laws and does not engage in activities subject to licensure or other regulatory approval, including the practice of medicine or the business of insurance, in jurisdictions in which such licenses or other required regulatory approvals are not maintained.  No Acquired Company is nor has ever been accredited by URAC.  All fees charged to ERISA-covered plans and the participants of those plans are fully disclosed to those plans, and there are no fees, profits or amounts retained by any Acquired Company.

(j)       The Company, each Acquired Company and their respective personnel hold all required Governmental Authorizations, and all such Governmental Authorizations are valid, in full force and effect and constitute all of the Governmental Authorizations the Company and each Acquired Company necessary to enable the Acquired Companies to conduct their business in the manner in which their business is currently being conducted, except where failure to hold such Governmental Authorizations have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.19         Third-Party Payors.  Section 2.19 of the Company Disclosure Letter sets forth (a) a true, correct and complete list of the top five (5) Third-Party Payors (on a consolidated basis determined by revenue) for the calendar year 2023 and for the nine (9)-month period ended September 30, 2024 (each a “Material Payor”).  No Material Payor has terminated, cancelled or materially adversely modified its relationship with any Acquired Company (or threatened to do so) or given written notice to any Acquired Company of: (i) the termination, reduction, stoppage, limitation, change or negative alteration of such Material Payor’s business relationship with any Acquired Company, or (ii) such Material Payor’s intention to terminate, reduce stop, limit, change or negatively alter the extent of such Material Payor’s business relationship with any Acquired Company, and no Material Payor has proposed to adversely modify costs, rates or prices paid to or paid by, or terms or amount of the business, including the scope of services, with, as applicable, any Acquired Company that is inconsistent with the terms of its existing Contract with any Acquired Company.  There is no, and for the last three (3) years has been no, material claim or dispute with any Material Payors.

Section 2.20         Environmental Matters.  Except for those matters that have not had, and would not or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and each Subsidiary of the Company are, and since January 1, 2022 have been, in compliance in all respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business, (b) as of the date hereof, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary of the Company or any Leased Real Property, (c) as of the date hereof, neither the Company nor any Subsidiary of the Company has received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the respective Company or Subsidiary of the Company relating to or arising under Environmental Laws, (d)  (i) no Person has been exposed to any Hazardous Materials at a property or facility of the Company or any Subsidiary of the Company at levels in excess of applicable permissible exposure levels; (ii) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property and (iii) neither the Company nor any Subsidiary of the Company has manufactured, distributed, disposed of, arranged for the disposal of, transported, or released any Hazardous Materials; and (e) neither the Company nor any Subsidiary of the Company has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

Section 2.21        Insurance.  The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies as of the date hereof.  Except as has not had, and would not or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all such insurance policies are in full force and effect (except for any expiration thereof in accordance with its terms), (b) no notice of cancellation or modification has been received as of the date hereof, (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, (d) all premiums due and payable in respect of such insurance policies have been timely paid, (e) no Acquired Company has reached or exceeded the policy limits of such insurance policies, and (f) there is no and has not been any claim by any Acquired Company pending under any such insurance policy as to which coverage has been denied.

Section 2.22         Legal Proceedings; Orders.

(a)          There is no, and since January 1, 2022, there has not been any Legal Proceeding pending and served (or, to the knowledge of the Company, pending and not served or threatened) against an Acquired Company or to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Company in such individual’s capacity as such, other than any Legal Proceedings that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(b)         There is no and since January 1, 2022, there has not been any order, writ, injunction or judgment to which an Acquired Company is subject that would prevent or materially delay the consummation of the Merger or the ability of the Acquired Companies to fully perform its covenants pursuant to this Agreement.

(c)        With the exception of the items listed in Section 2.22(c) of the Company Disclosure Letter, there is no and since January 1, 2022, there has not been any investigation or review by any Governmental Body with respect to an Acquired Company pending or, to the knowledge of the Company, threatened.

Section 2.23         Authority; Binding Nature of Agreement.  The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and any other agreement contemplated hereby and, subject to obtaining the Company Required Vote, to consummate the Transactions.  The Company Board (at a meeting duly called and held) has, upon the recommendation of the Special Committee, (a) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable to, and in the best interest of, the Company and its stockholders, (b) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (c) resolved to make the Company Board Recommendation, which resolutions, subject to Section 5.1, have not been subsequently withdrawn or modified in a manner adverse to Parent.  The only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the Merger is the Company Required Vote. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Legal Requirements affecting or relating to creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies ((i) and (ii) collectively, the “Enforceability Exceptions”).

Section 2.24        Related Party Transactions.  Other than the Employee Plans, there are no Contracts to which the Company or any Subsidiary of the Company is a party or any of their respective properties or assets are bound, and no stockholders, members, managers, directors, officers, employees, agents or Affiliates of the Company or any Subsidiary of the Company, including the Affiliated Practices (as applicable) has any material interest in any property used by the Company or the Subsidiaries of the Company, in each case, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been so disclosed.

Section 2.25        Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act, if applicable, any applicable filing, notification or approval in any jurisdiction required by other Antitrust Laws or the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) conflict with or cause a violation of any of the provisions of the Certificate of Incorporation or bylaws (or similar organizational documents) of the Company; (b) conflict with or cause a violation by the Company of any Legal Requirements or order applicable to the Company, or to which the Company is subject; or (c) with or without notice or lapse of time, or both, (i) conflict with, result in breach of, or constitute a default under, (ii) give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or (iii) require any notice, consents, waivers and approvals under, any Material Contract, except in the case of clauses (b) and (c), as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as required by the Exchange Act, the DGCL, the HSR Act and any filing, notification or approval in any jurisdiction required by other Antitrust Laws and any filing, notification or approval set forth on Schedule 6.2(e), or the rules and regulations of Nasdaq, no authorization, registration, approval, order, Consent, notice or filing is required on the part of any Acquired Company with any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger and the other Transactions, except those authorizations, registrations, approvals, orders, Consents, notices or filings that the failure to make, obtain or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.26        Takeover Laws.  Assuming the accuracy of the representations and warranties set forth in Section 3.11, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL or any other “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation shall be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Transactions.

Section 2.27        Fairness Opinion.  The Company Board has received the opinion (the “Fairness Opinion”) of Morgan Stanley & Co. LLC (“Morgan Stanley”), as financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the limitations, factors, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than (i) Shares (x) held by the Company or any direct or indirect wholly owned Subsidiary of the Company or held in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties) or (y) held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or (ii) the Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent, Merger Sub or any of their respective Affiliates or any other Person).  As of the date hereof, such Fairness Opinion has not been withdrawn, revoked or modified.

Section 2.28        Financial Advisor.  Except for Morgan Stanley, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisory or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.  The Company has made available to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Morgan Stanley.

Section 2.29         No Other Representations or Warranties; Acknowledgment by the Company.

(a)         Except for the representations and warranties expressly set forth in this ARTICLE II or any other written agreements or certificates expressly contemplated hereby and delivered pursuant hereto on behalf of the Company, none of the Acquired Companies or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to the Acquired Companies or their respective businesses or with respect to any other information made available to Parent, Merger Sub or their Representatives in connection with the Transactions, including the accuracy or completeness thereof and the Acquired Companies hereby expressly disclaim any such other representations and warranties.

(b)         The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in this Agreement or any other written agreements or certificates expressly contemplated hereby and delivered pursuant hereto on behalf of Parent or Merger Sub (including the Parent SPA), none of Parent, Merger Sub or any of their Affiliates nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Subsidiaries or any other matter made available to the Company or its Representatives in expectation of, or in connection with, this Agreement or the Transactions.  The Company is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in ARTICLE III is subject to (a) exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Letter corresponding to the particular section or subsection in this ARTICLE III and (b) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Letter to the extent it is reasonably apparent from the content and context of such exception or disclosure that such exception or disclosure is relevant to qualify such representation and warranty):

Section 3.1          Due Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure does not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has made available to the Company or Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Merger Sub, including all amendments thereto.

Section 3.2          Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incidental to its formation and its entry into this Agreement and performance hereunder.  Parent is the indirect owner of all of the outstanding capital stock of Merger Sub and Merger Sub does not have any other outstanding securities or instruments exercisable for, or otherwise convertible or exchangeable into, capital stock or any other security of Merger Sub.

Section 3.3          Authority; Binding Nature of Agreement.  Parent and Merger Sub have all requisite corporate power and authority to execute and deliver and perform their obligations under this Agreement and any other agreement contemplated hereby and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions (subject, in case of the Merger, to the recordation of appropriate merger documents as required by the DGCL).  This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.4          Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act, if applicable, and any applicable filing, notification or approval in any jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (a) conflict with or cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) conflict with or cause a violation by Parent or Merger Sub of any Legal Requirements or order applicable to Parent or Merger Sub, or to which they are subject; or (c) with or without notice or lapse of time, or both, (i) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under, (ii) give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or (iii) require any notice, consents, waivers and approvals under, any Contract to which Parent or Merger Sub is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as required by the Exchange Act (including the filing with the SEC of the Proxy Statement), state takeover laws, the DGCL or the HSR Act, any filing, notification or approval in any jurisdiction required by other Antitrust Laws and any filing, notification or approval set forth on Schedule 6.2(e), no authorization, registration, approval, order, Consent, notice or filing is required on the part of Parent or Merger Sub with any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Parent or Merger Sub of the Merger and the other Transactions, except those authorizations, registrations, approvals, orders, Consents, notices or filings that the failure to make, obtain or receive would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  No vote of Parent’s stockholders, or of any equity holders of any Affiliate of Parent, is necessary to approve this Agreement or any of the Transactions that has not already been obtained as of the date hereof.

Section 3.5          Disclosure.  None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.6          Legal Proceedings; Orders.  There is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Merger Sub, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  Neither Parent nor Merger Sub is subject to any continuing order, judgment, injunction, decree, determination or award of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 3.7          Equity Financing.  Parent has provided to the Company a true, complete and correct copy of the fully executed stock purchase agreement, dated as of the date hereof, between Parent and the investors party thereto (the “Parent SPA”) pursuant to which the investor parties thereto (the “Equity Financing Parties”) have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing”).  As of the date hereof, (i) neither the Parent SPA nor the terms of the Equity Financing have been amended or modified, and (ii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of Parent, no such withdrawal, termination or rescission is contemplated.  As of the date hereof, there are no side letters or other Contracts or arrangements related to the funding or investing, as applicable, of the Equity Financing other than as expressly set forth in or contemplated by the Parent SPA.  Parent or its Affiliates have fully paid any and all commitment fees or other fees in connection with the Parent SPA that are payable on or prior to the date hereof.  The Parent SPA is in full force and effect and is the legal, valid, binding and enforceable obligations of Parent and each of the other parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Parent SPA.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party to the Parent SPA.  As of the date hereof, Parent has no reason to believe that (i) any of the conditions to the Equity Financing contemplated by the Parent SPA will not be satisfied prior to the Closing, or (ii) the Equity Financing will not be available at the Closing if the terms or conditions contained in the Parent SPA to be satisfied, are satisfied.  The Parent SPA provides that the Company is an express third-party beneficiary thereof and that Parent and the Equity Financing Parties will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights.

Section 3.8          Available Funds.

(a)          Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Parent and Merger Sub will, collectively, have immediately available funds, sufficient to consummate the Merger on the terms contemplated by this Agreement and to perform their respective obligations under this agreement, including to (a) pay the aggregate Merger Consideration, (b) make any payments and/or settle any conversions required to be made on or after the Closing under the Indenture in respect of the Company Convertible Notes (including any make-whole adjustment to the conversion rate with respect thereto) as a result of the Transactions (without giving effect to any payments received pursuant to the Capped Call Transactions) and to repurchase the Company Convertible Notes as required pursuant to Article 15 of the Indenture, (c) pay all amounts payable in respect of Company Options, Company RSUs and Company PSUs, (d) pay all amounts necessary to repay any Indebtedness for borrowed money of the Acquired Companies outstanding as of the date of this Agreement or incurred under the Credit Agreement in compliance with Section 4.3(b) and (e) pay fees of Morgan Stanley pursuant to the terms of the engagement letter made available to Parent (together, the aggregate of such amounts, the “Required Amount”), and there is no restriction on the use of such proceeds for such purposes.  Parent will have, and shall cause Merger Sub to have, at the Closing, the financial resources and capabilities to fully perform its obligations under this Agreement.

(b)          Parent has immediately available and unrestricted cash on hand in the amount of the Parent Termination Fee.  There are no existing, and there shall be no, conditions, restrictions or other limitations, contractual or otherwise, that would prevent or delay Parent (including any obligations under Indebtedness) from making any payment that could be required to be made under Section 7.3 by Parent to the Company.

Section 3.9          Stockholder and Management Arrangements.  As of the date hereof, except for the Voting Agreements, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any Company Stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement, the Merger or the Transactions; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

Section 3.10        Solvency.  As of the Effective Time and immediately after giving effect to the Merger, and, assuming the accuracy of the representations and warranties set forth in ARTICLE II, (a) the amount of the “fair saleable value” of the assets (on a going concern basis) of the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.  Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of itself (or of the Surviving Corporation or any of its Subsidiaries).

Section 3.11        Ownership of Company Common Stock.  Neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock.  Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock.  As of the date hereof, neither Parent nor Merger Sub is an “interested stockholder” of the Company under Section 203(c) of the DGCL.

Section 3.12        Brokers and Other Advisors.  No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

Section 3.13        CFIUS Foreign Person Status.  Purchaser is not a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

Section 3.14        No Other Representations or Warranties; Acknowledgement by Parent and Merger Sub.

(a)          Except for the representations and warranties expressly set forth in this ARTICLE III or any other written agreements or certificates expressly contemplated hereby and delivered pursuant hereto on behalf of Parent or Merger Sub, none of Parent, Merger Sub or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to Parent, Merger Sub or their respective businesses or with respect to any other information made available to the Company or its Representatives in connection with the Transactions, including the accuracy or completeness thereof and Parent and Merger Sub hereby expressly disclaim any such other representations and warranties.

(b)          Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Acquired Companies in this Agreement (as qualified by the Company Disclosure Letter) or any other written agreements or certificates expressly contemplated hereby and delivered pursuant hereto on behalf of the Company, none of the Acquired Companies or any of their Affiliates nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Acquired Companies, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Acquired Companies or any other matter made available to Parent, Merger Sub or their Representatives in expectation of, or in connection with, this Agreement or the Transactions.  Neither Parent nor Merger Sub is relying upon and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that the Acquired Companies and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

(c)          Without limiting the representations and warranties made by the Acquired Companies in this Agreement or any other written agreements or certificates expressly contemplated hereby and delivered pursuant hereto on behalf of the Company, Parent and Merger Sub have conducted their own independent investigation of the Acquired Companies and the Transactions and have had an opportunity to discuss and ask questions regarding the Acquired Companies’ businesses with the management of the Company.

ARTICLE IV

CERTAIN COVENANTS OF THE COMPANY

Section 4.1          Access and Investigation.  During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the Representatives of the Company to, provide Parent and Parent’s Representatives with reasonable access to the Company’s properties, offices, books and records, Contracts, commitments and personnel and other data or information relating to any of the Company or any Subsidiary of the Company (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement or any sale process preceding the execution and delivery of this Agreement, or, except as expressly provided in Section 4.1 or Section 5.1, to any Acquisition Proposal), in each case as Parent reasonably requests solely for purposes of furthering or preparing for post-Closing integration or in connection with the Merger or the other Transactions (including the Equity Financing or, subject to Section 5.11, any Debt Financing); provided, however, that any such access shall be conducted at Parent’s sole cost and expense at a reasonable time during the Company’s normal business hours, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing.  Nothing herein shall require the Company to disclose or provide access to any information, if such disclosure or access would, in the Company’s reasonable discretion, (i) materially undermine or waive any attorney-client or other legal privilege (provided, that the Company shall use its commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client or other legal privilege), (ii) contravene any applicable Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party) (provided, that the Company shall use its reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not contravene such Legal Requirement, fiduciary duty or binding agreement); provided, further, that applicable information may be disclosed subject to execution of a joint defense agreement in customary form, disclosure may be limited to Clean Team Representatives (as defined in that certain Clean Team Agreement, dated as of December 7, 2024, by and between Parent and the Company (the “Clean Team Agreement”)), redacted to remove references of the identity of alternative acquirers, and/or disclosure may be limited to “outside counsel” of Parent in which case such documents and information shall be provided only to outside counsel retained by Parent and shall not be disclosed by such outside counsel to any other person unless express permission is obtained in advance from the Company, (iii) result in the disclosure of any valuations of the Company prepared in connection with the Transactions or any other strategic alternative, or (iv) result in the disclosure or use of such document or information in any pending Legal Proceeding between the Parties (provided that the foregoing shall not limit applicable rules of discovery with respect to any Legal Proceeding between the Parties).  With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, and shall instruct each of Parent’s Representatives who receives such information to comply with, all of its obligations under the Confidentiality Agreement dated November 21, 2024, between the Company and Parent (the “Confidentiality Agreement”) and the Clean Team Agreement.  All requests for information made pursuant to this Section 4.1 shall be directed to an executive officer of the Company or other Person designated by the Company.  Notwithstanding anything in this Section 4.1 to the contrary, nothing in this Section 4.1 shall be construed to require the Company, any Subsidiary of the Company or any of their respective Representatives to prepare any financial statements, projections, reports, analyses, appraisals or opinions that are not readily available.

Section 4.2          Fairness Opinion.  Promptly following the execution of this Agreement, the Company shall deliver or make available to Parent a copy of the Fairness Opinion for informational purposes only.

Section 4.3          Operation of the Acquired Companies’ Business.

(a)          During the Pre-Closing Period except (i) as expressly required by this Agreement, (ii) as required by applicable Legal Requirements, (iii) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (iv) as set forth in Section 4.3(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries and each Affiliated Practice, to use commercially reasonable efforts to (A) to conduct its business in the ordinary course of business, (B) to preserve intact their material assets, Contracts and present lines of business, (C) to maintain their rights, franchises and Governmental Authorizations necessary for the conduct of the business of the Acquired Companies, (D) to keep available the services of the executive officers, key employees, and any other key service providers of the Acquired Companies on commercially reasonable terms, and (E) to preserve the goodwill and current relationships of the Acquired Companies with material customers, suppliers and other persons with which the Acquired Companies have material business relations; provided that any failure to take any action prohibited by Section 4.3(b) shall not be deemed a breach of this Section 4.3(a).

(b)          During the Pre-Closing Period, except (i) as expressly required by this Agreement, (ii) as required by applicable Legal Requirements, (iii) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (iv) as set forth in Section 4.3(b) of the Company Disclosure Letter, the Company and the Subsidiaries of the Company shall not, and, to the extent permitted by applicable Legal Requirements and the terms of the Affiliated Practice Documents, the Company and the Subsidiaries of the Company shall cause the Affiliated Practices not to:

(i)          (A) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock), except for dividends or other distributions by a Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of the date hereof) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Stock Awards; (4) the purchase of Shares in accordance with the terms of the Company ESPP in effect as of the date hereof; (5) pursuant to transactions solely between or among Acquired Companies or (6) pursuant to the terms of the Capped Call Confirmations;

(ii)         split, combine, subdivide or reclassify any shares of its capital stock (including the Company Common Stock) or other equity interests;

(iii)        sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Company (other than pursuant to agreements in effect as of the date of this Agreement) of (A) any capital stock, equity interest or other security of any Acquired Company, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of any Acquired Company or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of any Acquired Company (except that the Company may (1) issue Shares as required to be issued upon the settlement of Company RSUs or Company PSUs, upon the exercise of Company Options or upon the vesting of Company Stock Awards, in each case, outstanding as of the date of this Agreement, (2) issue Shares in respect of any awards outstanding under the Company ESPP in respect of the Current ESPP Offering Period, (3) sell shares upon exercise of Company Options if necessary to effectuate an optionee direction upon exercise or sales to satisfy the exercise price or Tax obligations with respect to Company Stock Awards, (4)  authorize the sale of shares under a Rule 10b5-1 plan in place as of the date hereof, (5) upon the conversion of the Company Convertible Notes, issue Shares, cash or any combination of Shares and cash pursuant to the terms of the Indenture, (6) issue such securities in transactions solely between or among Acquired Companies and (7) transfers of interests in Affiliated Practices from one equityholder to another equityholder as reasonably determined by the Company in accordance with the terms of any Affiliated Practice Document);

(iv)          except as required by the terms of any Employee Plan outstanding as of the date hereof and set forth on Section 2.17(d) of the Company Disclosure Letter, or as otherwise permitted under Section 4.3(b)(i) or Section 4.3(b)(iii), establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), pay or agree to pay any bonus or special remuneration to any Company Associate, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of any Company Associate, except that the Acquired Companies: (A) may, in the ordinary course of business, provide increases in salary or wages, which shall not exceed 3.5% in the aggregate of total base pay for the 2025 fiscal year beginning on March 1, 2024 and ending on February 28, 2025, to any Company Associate who is not (x) a Company Associate with an annual base salary or base cash compensation greater than $250,000, (y) a member of the executive leadership team or (z) a Company Associate that directly reports to the Company’s Chief Executive Officer (collectively, the Company Associates who meet the criteria in clauses (x)-(z), the “Specified Employees”); (B) may replace, renew or extend a broadly applicable Employee Plan in the ordinary course of business that does not materially increase the annual cost of such Employee Plan (as compared to the cost on the date of this Agreement) or benefits provided under such Employee Plan, and (C) may determine and pay annual and quarterly bonus or commission payments to the extent earned in accordance with the terms of the Employee Plans set forth on Section 2.17(d) of the Company Disclosure Letter, including without limitation the determination and payment of annual cash bonuses for the fiscal year ending February 28, 2025 at any time following the conclusion of such fiscal year, provided that such bonuses are based upon metrics approved by the Company Board and payments are based on actual achievement as of February 28, 2025;

(v)         (A) enter into (1) any change-of-control agreement with any director, executive officer, employee, or independent contractor or (2) any retention agreement with any director, executive officer employee, or independent contractor, or (B) enter into any employment, severance or other material agreement with, or hire or engage, any director, executive officer, employee, or independent contractor, to the extent necessary to hire an individual other than an individual who is or would be a Specified Employee in the ordinary course of business;

(vi)        take any action that would constitute a “mass layoff” or “plant closing” within the meaning of, or would otherwise trigger notice requirements under, the Worker Adjustment and Retraining Notification Act of 1988 or any similar Legal Requirement;

(vii)       (x) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents or (y) materially amend or permit the adoption of any material amendment to any Corporate Practice Document;

(viii)      make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely between or among the Acquired Companies, (B) advances for employee expenses in the ordinary course of business, or (C) the extension of trade credit in the ordinary course of business;

(ix)        enter into any corporate joint venture, partnership, limited liability corporation or similar arrangement;

(x)         make or authorize any capital expenditures, except for capital expenditures that do not exceed $5,000,000 in the aggregate during any fiscal year;

(xi)        incur any Indebtedness after the date of this Agreement, except for (a) the accrual of interest pursuant to the terms of any existing credit facilities or similar arrangements in effect on the date hereof, and (b) any intercompany indebtedness between or among the Acquired Companies;

(xii)       sell, lease, transfer, license or otherwise dispose of or assign any portion of its properties or assets individually for consideration in excess of $1,000,000 or in the aggregate for consideration in excess of $2,000,000, except (A) dispositions of supplies, inventory, merchandise or products in the ordinary course of business and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of any Acquired Company, or (B) transfers between or among the Acquired Companies; provided, that any such sale, lease transfer, license or disposition shall be on commercially reasonable terms (including with respect to price), consistent with past practice;

(xiii)      acquire any Entity (including a material portion of the outstanding voting securities of any Entity) or business (including assets constituting a material business or business lines), including by merger, consolidation or acquisition of stock or assets, except for acquisitions with respect to transactions between or among the Acquired Companies;

(xiv)      materially change any material accounting policies or procedures or any of its methods of reporting income, deductions or other material items, except as required by GAAP or applicable Legal Requirements;

(xv)       (A) make or change any material Tax election; (B) settle or compromise any material Tax liability; (C) file any amendment to any material Tax Return; (D) adopt or change any Tax accounting method; (E) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Body or request any Tax ruling from any Governmental Body; (F) enter into any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (1) exclusively between or among the Acquired Companies or (2) with third parties made in the ordinary course of business, the principal purpose of which is not Tax); or (G) waive or extend the statute of limitations with respect to any Tax Return other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business and consistent with past practices;

(xvi)      commence or threaten any Legal Proceeding, except (A) with respect to routine matters in the ordinary course of business where the amounts at issue do not and would not reasonably be expected to exceed $1,000,000; or (B) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xvii)     settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby, or (B) a settlement involving only the payment of monies by the Acquired Companies of not more than $1,000,000 individually, or $2,000,000 in the aggregate; provided that no such settlement or compromise may involve any injunctive or equitable relief, or impose restrictions, on the business activities of the Parent, Merger Sub, or Acquired Companies other than customary confidentiality restrictions;

(xviii)    enter into, amend or extend any collective bargaining agreement or other agreement with any labor organization;

(xix)      adopt or implement any stockholder rights plan or similar arrangement;

(xx)       adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies (other than a dormant Subsidiary of the Company in the ordinary course of business);

(xxi)      abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Governmental Authorizations;

(xxii)     (A) sell, exclusively license or assign to any Person or enter into any Contract to sell, exclusively license or assign to any Person any rights to any material Company IP; or (B) abandon or permit any Registered IP that is Company IP to lapse or enter into the public domain (other than any applications related to immaterial Company IP that the Company intentionally abandons or allows to lapse in its reasonable business judgment and in consultation with Parent);

(xxiii)    subject to Section 5.10 with respect to the Company Convertible Notes and Capped Call Confirmations, (A) (1) accelerate, terminate or cancel, or waive, release or assign any right, obligation or claim under, any Material Contract, or (2) amend or modify any Material Contract, in each case of (1) and (2), both outside of the ordinary course of business and in a manner that is material and adverse to the Acquired Companies, taken as a whole, (B) enter into any Contract, which, if entered into would be a Material Contract (other than any Contract (x) with a Top Customer which would be a Material Contract solely by reason of Section 2.9(a)(ii), or (y) which would be a Material Contract solely by reason of Section 2.9(a)(v), in each case, in the ordinary course of business), or (C) enter into any Contract that, after the Closing, would purport to bind Parent or any of its Subsidiaries;

(xxiv)    enter into any agreement to purchase or sell any interest in real property, grant any security interest in real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Company Leases;

(xxv)     cancel, reduce, terminate or fail to maintain in effect any insurance policies covering the Acquired Companies and their respective properties, assets and businesses;

(xxvi)    enter into any new line of business that is not related to, and is not an extension of, the business of the Acquired Companies as of the date of this Agreement or form a new Subsidiary of the Company; or

(xxvii)   authorize, or agree or commit to take, any of the actions described in the foregoing clauses of this Section 4.3(b).

(c)          Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time to the extent prohibited by applicable Antitrust Law.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

Section 4.4          No Solicitation.

(a)          For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (i) contains provisions that are not materially less favorable in the aggregate to the Company (and the other Acquired Companies) than those contained in the Confidentiality Agreement (except that the confidentiality agreement need not contain standstill provisions) and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 4.4 or otherwise prohibit the Company from complying with its obligations under this Section 4.4.

(b)          Except as permitted by this Section 4.4 or Section 5.1, during the Pre-Closing Period, the Company shall not, and shall cause the other Acquired Companies and its and their respective directors and officers, and will direct its financial advisors and legal advisors not to, and shall not authorize or permit any of its and their other respective Representatives to, (i) continue any solicitation, knowing facilitation or encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal or Acquisition Inquiry, or (ii) directly or indirectly, (A) solicit, initiate, knowingly induce the making, submission or announcement of, or knowingly facilitate or knowingly encourage (including by way of furnishing non‑public information) any Acquisition Proposal or any Acquisition Inquiry, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information relating to any Acquired Company, or afford to any other Person access to the properties, assets, or to any personnel of the Acquired Companies, in connection with or for the purpose of soliciting, initiating, knowingly facilitating or encouraging, an Acquisition Proposal or any Acquisition Inquiry, (C) enter into or accept any letter of intent, term sheet, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that is or would reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”), or (D) except as otherwise provided in this Section 4.4, approve, endorse or recommend any Acquisition Proposal.  Promptly following (and in no event later than twenty-four (24) hours following)  the execution of this Agreement, the Acquired Companies shall terminate access by any third party (other than Parent and its Representatives) to any physical or electronic data room organized in connection with, or that would be used to facilitate, any potential Acquisition Proposal and, no later than the second business day following the execution of this Agreement, request the prompt return or destruction of all non-public information concerning any of the Acquired Companies theretofore furnished to any third party within the last twelve (12) months in connection with any potential Acquisition Proposal.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, prior to the receipt of the Company Required Vote, if the Company has complied with its obligations under this Section 4.4 (except for failures to comply which are immaterial) and any Acquired Company or any of their respective Representatives receives an unsolicited written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons to the extent necessary to clarify the terms and conditions of such Acquisition Proposal and to inform such Person or group of Persons of the terms of this Section 4.4 and (ii) if the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirements, then the Company and its Representatives may (A) enter into an Acceptable Confidentiality Agreement and furnish, pursuant to such Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Companies to such Person or group of Persons who has made such Acquisition Proposal and their respective Representatives and financing sources; provided that the Company shall substantially concurrently provide to Parent any non-public information concerning the Acquired Companies that is provided to any Person given such access which was not previously provided to Parent or its Representatives, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal, including soliciting the submission of a revised Acquisition Proposal.

(d)          Following the date of this Agreement, the Company shall (i) promptly, and in any event, within twenty-four (24) hours after receipt, notify Parent, in writing, if any Acquisition Proposal or Acquisition Inquiry is received by any Acquired Company or any of their Representatives, (ii) provide Parent with the identity of the Person or group of Persons making such Acquisition Proposal or Acquisition Inquiry and a written summary of the material terms and conditions thereof (including copies of any written proposal and written summaries of any oral proposal relating thereto provided to the Company or any of its Representatives), and indicate whether the Company has furnished non-public information to, or entered into discussions or negotiations with, such Person in connection with such Acquisition Proposal or Acquisition Inquiry, (iii) keep Parent reasonably informed of the status of (including changes to any terms of, and any other material developments with respect to) any Acquisition Proposal or Acquisition Inquiry, including the discussions related thereto, on a prompt basis and (iv) upon the reasonable request of Parent, reasonably inform Parent of the status of such Acquisition Proposal. Without limiting the generality of the foregoing, the Company shall promptly (and in no event later than 24 hours after delivery or receipt) provide Parent with copies of any written counterproposal by the Company or any of its Representatives in connection with such Acquisition Proposal or Acquisition Inquiry and any other written documents between the Company or any of its Representatives, on the one hand, and the Person making such Acquisition Proposal or Acquisition Inquiry or any of its Representatives, on the other hand, in connection with such Acquisition Proposal or Acquisition Inquiry.  The Company agrees that no Acquired Company will enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 4.4.

(e)          Nothing in this Section 4.4 or elsewhere in this Agreement shall prohibit the Company or the Company Board (or a committee thereof) from (nor shall any of the following constitute a Company Adverse Change Recommendation) (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company Stockholders that is required by applicable Legal Requirements, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iv) electing to take no position with respect to an Acquisition Proposal until the close of business on the tenth business day after the commencement of such Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act; provided, however, that this Section 4.4(e) shall not permit (1) the Company to take any actions contemplated by Section 4.4 other than in compliance with Section 4.4 or (2) the Company Board to effect a Company Adverse Change Recommendation, or the Company to effect a termination of the Agreement in accordance with Section 7.1(h), other than in accordance with Section 5.1 and Section 7.1(h).

(f)          The Company agrees that (i) in the event any Acquired Company or any director, officer, financial advisor, or legal advisor of any of the Acquired Companies takes any action which, if taken by the Company, would constitute a breach of this Section 4.4, then such action shall be deemed to constitute a breach of this Section 4.4 to the same extent as if the Company took such action, and (ii) if any Acquired Company (A) affirmatively permits any of its Representatives to take any action or (B) is made aware of an action by one of its Representatives and does not use its reasonable best efforts to prohibit or terminate such action and, in each case, such action would constitute a breach of this Section 4.4 if taken by the Company, then such action will be deemed to constitute a breach by the Company of this Section 4.4.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

Section 5.1          Company Board Recommendation.

(a)          During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) withdraw, change, withhold, or qualify (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw, change, withhold, or qualify (or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, (ii) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal, (iii)  fail to cause the Company to issue a press release that unanimously reaffirms the Company Board Recommendation within ten (10) business days after any Acquisition Proposal is publicly announced, (iv) approve, recommend or declare advisable, or allow the Company to execute or enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (v) fail to include the Company Board Recommendation in the Proxy Statement, or (vi) fail to reaffirm, unanimously and publicly, the Company Board Recommendation, within ten (10) days after Parent requests that the Company Board Recommendation be reaffirmed publicly (any action described in clause (i)-(vi) being referred to as a “Company Adverse Change Recommendation”).

(b)          Notwithstanding anything to the contrary contained in Section 5.1(a) or elsewhere in this Agreement, at any time prior to the receipt of the Company Required Vote:

(i)          in the event that (x) any Acquired Company or any of their Representatives receives a written Acquisition Proposal from any Person, that did not result from a breach of Section 4.4 (other than immaterial breaches), and that has not been withdrawn and (y) the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, the Company Board may (A) make a Company Adverse Change Recommendation or (B) authorize the Company to terminate this Agreement in accordance with Section 7.1(h) and enter into a Company Acquisition Agreement with respect to such Superior Proposal, in the case of each of clauses (A) and (B), if and only if: (1) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take the actions described in clauses (A) or (B) would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (2) the Company has given Parent at least four business days’ prior written notice of its intention to take the actions described in clauses (A) and (B), which notice shall include the material terms and conditions of such Acquisition Proposal, the identity of the Person or group of Persons making such proposal and copies of all definitive agreements relating to such Acquisition Proposal (a “Determination Notice”) (which delivery of such Determination Notice shall not constitute a Company Adverse Change Recommendation); and (3) (I) the Company has complied in all respects (other than immaterial breaches) with its obligations under Section 4.4(d), (II) the Company has afforded Parent four business days (the “Match Period”) after delivery of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal, and, to the extent Parent desired to negotiate, the Company has negotiated (and has caused its Representatives to negotiate) in good faith with Parent and its Representatives with respect to such proposed revisions or other proposal, if any, and (III) after considering the terms of this Agreement, the Parent SPA and if any written proposals made by Parent, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period were to be given effect, the Company Board determined, in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal continued to constitute a Superior Proposal, and, after consultation with the Company’s outside legal counsel that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(h) would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements.  Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not, in and of itself, be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1 so long as such communication solely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto; provided, however, that if any such communication has the effect of withdrawing (or qualifying or modifying in a manner adverse to Parent or Merger Sub) the Company Board Recommendation, such communication shall constitute a Company Adverse Change Recommendation. The provisions of this Section 5.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the Match Period shall be deemed to be three business days; and

(ii)          other than in connection with an Acquisition Proposal, the Company Board (or a committee thereof) may make a Company Adverse Change Recommendation in response to a Change in Circumstances, if and only if: (A) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (B) the Company has given Parent a Determination Notice at least four business days prior to making any such Company Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail); and (C) (1) the Company has afforded Parent four business days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Change in Circumstances would no longer necessitate a Company Adverse Change Recommendation, and, to the extent Parent desired and requested to negotiate, has made its Representatives reasonably available to negotiate in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (2) after considering the terms of this Agreement and the Parent SPA and any written proposals made by Parent, if any, prior to 11:59 p.m. Eastern Time on the fourth business day following delivery of the Determination Notice were to be given effect, the Company Board (or a committee thereof) determined, in good faith, after consultation with and the Company’s outside legal counsel, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstances would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements.  For the avoidance of doubt, the provisions of this Section 5.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that the references to four business days shall be deemed to be three business days.

Section 5.2          Proxy Statement.

(a)          As promptly as reasonably practicable (and in any event, within twenty (20) business days) following the date of this Agreement, the Company shall prepare and file with the SEC, in preliminary form, a proxy statement relating to a meeting of the Company Stockholders (the “Company Stockholder Meeting”) (as amended or supplemented from time to time, the “Proxy Statement”).  Subject to Section 5.1(b), the Board of Directors of the Company shall include the Company Board Recommendation in the Proxy Statement.  Parent shall furnish all information concerning itself and its Affiliates that is reasonably requested by the Company to be included in the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC.  The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any (written or oral) substantive comments of the SEC with respect to the Proxy Statement and to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable and to file the Proxy Statement with the SEC in definitive form promptly thereafter.  The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent upon the receipt of any written or oral comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with a copy of all material written correspondence between the Company or any of the Company’s Representatives, on the one hand, and the SEC or its staff, on the other hand (and a summary of any substantive oral conversations) with respect to the Proxy Statement or the Transactions.  Until such time as there has been a Company Adverse Change Recommendation, the Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC and disseminating such documents to the Company Stockholders and reasonable opportunity to review and comment on all responses to requests for additional information and shall give due consideration, in good faith, to including any comments on each such document or response that are reasonably proposed by Parent.  If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers, directors or other Representatives should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company shall promptly file an appropriate amendment or supplement to the Proxy Statement describing such information with the SEC and, to the extent required by applicable Legal Requirements, cause such amendment or supplement to be promptly disseminated to the Company Stockholders.

(b)          If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Legal Requirements (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC.  The Company will use its reasonable best efforts to cause any Other Required Company Filing to comply as to form in with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq.  Except in connection with a Company Adverse Change Recommendation or thereafter, the Company shall give Parent and its counsel a reasonable opportunity to review and comment on any Other Required Company Filing, including all amendments and supplements thereto, prior to filing with the SEC and shall give due consideration, in good faith, to including any comments on each such Other Required Company Filing that are reasonably proposed by Parent.

(c)          The Company shall (i) establish a record date for the Company Stockholder Meeting in accordance with applicable Legal Requirements, the Certificate of Incorporation and the Company’s bylaws, (ii) commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith, and (iii) as promptly as reasonably practicable (and in any event within five (5) business days) after the earlier to occur of (x) the date on which the Company is informed that the SEC does not intend to review the Proxy Statement or has no further comments thereon and (y) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, (A) mail or cause to be mailed the Proxy Statement (including a form of proxy) in definitive form to the Company Stockholders in accordance with applicable Legal Requirements and the Company’s bylaws; and (B) subject to applicable Legal Requirements, take all other action necessary under all applicable Legal Requirements, the Certificate of Incorporation, the Company’s bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold the Company Stockholders Meeting.  The Company will schedule the Company Stockholder Meeting to be held within thirty-five (35) (unless the Company’s nationally recognized proxy solicitor advises that thirty-five (35) days from the date of the initial mailing the Proxy Statement is insufficient time to submit and obtain the Company Required Vote, in which case, such later date to which Parent consents (such consent not to be unreasonably delayed, conditioned or withheld)) days of the initial mailing of the Proxy Statement.  The Company agrees that no matters will be brought before the Company Stockholder’s Meeting other than the adoption of this Agreement and any related and customary procedural matters (including for the avoidance of doubt, any customary advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger and any customary proposal to adjourn or postpone such Company Stockholder Meeting).  The Company may adjourn, recess or postpone the Company Stockholder Meeting (I) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, (II) to solicit additional proxies for the purpose of obtaining the Company Required Vote, (III) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (IV) after consultation with Parent, to the extent necessary (y) to permit the preparation, filing and dissemination of any supplement or amendment to the Proxy Statement that the Company has reasonably determined, in consultation with its outside legal counsel, is required under applicable Legal Requirements and (z) to provide an adequate amount of time for such supplement or amendment to be reviewed by the Company Stockholders in advance of the Company Stockholders Meeting, (V) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions; provided that unless otherwise agreed by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be adjourned, recessed, or postponed to a date that is more than ten (10) days after the date for which the then most-recent Company Stockholders Meeting was scheduled or to a date that is on or after the fifth (5th) business day preceeding the Termination Date and the Company may not adjourn, recess, or postpone the Company Stockholders Meeting pursuant to the foregoing clauses (I) and (II) on more than two (2) occassions. The Company shall, unless there has been a Company Adverse Change Recommendation, use its reasonable best efforts to (x) solicit from the Company Stockholders proxies in favor of the Company Required Vote and (y) take all other actions necessary or advisable to secure the Company Required Vote. Notwithstanding the foregoing, and unless this Agreement has been terminated in accordance with Section 7.1, the Company’s obligation to call, give notice of, convene and hold the Company Stockholders Meeting in accordance shall not be limited or otherwise affected by the making, commencement, public disclosure, public announcement or submission to the Company (or the Company Board or any committee thereof) of any Acquisition Proposal, Acquisition Inquiry, or any Company Adverse Change Recommendation.  If requested by Parent on up to two (2) separate occasions in order to allow additional time for the solicitation of votes in order to obtain the Company Required Vote, the Company shall postpone or adjourn the Company Stockholders Meeting for up to ten (10) business days on each such occasion, so long as such postponement or adjournment would not require a change to the record date for the Company Stockholders Meeting.

(d)         The Company shall, upon the request of Parent following the dissemination of the definitive Proxy Statement, keep Parent reasonably informed regarding the proxies received by the Company with respect to the Company Stockholders Meeting.

(e)          Nothing in this Section 5.2 shall be deemed to prevent the Company, the Company Board or any committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 4.4 or Section 5.1(b).

Section 5.3          Filings, Consents and Approvals.

(a)          Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use, and shall cause their respective controlled Affiliates and the Affiliated Practices to, use, their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable, including eliminating any impediments under applicable Legal Requirements that are asserted by a Governmental Body, to satisfy the conditions to the Closing and consummate and make effective the Transactions as soon as reasonably practicable, and in any event prior to the Termination Date, including (i) the obtaining of all necessary actions or nonactions, waivers or Consents from Governmental Bodies, including obtaining all consents and otherwise fulfilling all requirements set forth on Schedule 6.2(e), and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary Consents from third parties, and (iii) the execution and delivery of any additional instruments necessary or reasonably advisable to consummate the Transactions.

(b)          Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than ten (10) business days after the date hereof, or such other date as may be agreed in writing between antitrust counsel for each Party, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; and (ii) promptly make all other filings, notifications or other consents as may be required to be made or obtained by such Party as identified on Schedule 6.2(e).

(c)          Parent and the Company each shall use reasonable best efforts to promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.3(a).  Without limiting the generality of anything contained in this Section 5.3, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a Governmental Body or third party before a Governmental Body, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly give the other Parties notice of the making or commencement of any request, inquiry, investigation or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) promptly and regularly keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish to the other Parties with copies of documents, written communications or materials provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding and (vii) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation or Legal Proceeding in respect of the Transactions, provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting, telephone or video conference relating to such request, inquiry, investigation or Legal Proceeding (to the extent practicable); provided that documents and information provided to the other Party pursuant to this paragraph (A) may be redacted (1) to remove references to valuation of the Company or the identity of alternative acquirers, (2) to comply with contractual arrangements existing as of the date hereof, or (3) to protect legal privilege, and (B) may, if deemed advisable or necessary by the providing Party, be designated as “outside counsel only,” in which case such documents and information shall be provided only to outside counsel and consultants retained by such counsel and shall not be disclosed by such outside counsel or consultants to any other Person unless express permission is obtained from the source of the materials or its counsel.  Each Party, unless otherwise agreed to in writing, shall use reasonable best efforts to respond as promptly as practicable to any request for information, documentation, other material or testimony that may be reasonably requested by any Governmental Body.  Parent shall pay all filing fees under the HSR Act and all filing fees required under other Antitrust Laws or to obtain any other Governmental Authorization; provided that Parent and the Company each shall bear its own costs for the preparation of any such filings.

(d)          Notwithstanding anything herein to the contrary, (i) after seeking to consult with the Company and considering in good faith the views the Company provides in a reasonable amount of time thereafter, Parent shall control the strategy of the parties with respect to seeking any Consents of any Governmental Body with respect to the Merger in the event of a dispute among the Parties, and shall take the lead in all meetings and communications with any Governmental Body in connection with obtaining any such action or Consent; and (ii) none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates shall be required to, and the Company may not and may not permit any other Acquired Company to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of any Acquired Company, Parent, Merger Sub or any Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of any Acquired Company (including the Surviving Corporation), Parent, Merger Sub or any Subsidiary of any of the foregoing in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of any Acquired Company (including the Surviving Corporation), Parent, Merger Sub or any Subsidiary of any of the foregoing; provided that if requested by Parent, the Company shall and shall cause the other Acquired Companies to become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Acquired Companies in the event the Closing occurs.

(e)          Prior to the Closing, Parent and Merger Sub shall not, and shall cause their respective Subsidiaries to not, acquire, agree to acquire, or enter into a strategic transaction with, by merging or consolidating with, or by purchasing or selling a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise enter into any acquisition agreement, if the entering into of any agreement relating to or the consummation of such acquisition, merger, or consolidation would reasonably be expected to, (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Merger and the Transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Legal Requirements, (ii) materially increase the risk of any Governmental Body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the Transactions or (iii) otherwise materially delay or impede the consummation of the Merger and the Transactions.

(f)          Parent, Merger Sub, and the Company shall defend through litigation on the merits any claim asserted by any Governmental Body, seeking any Legal Restraint (whether temporary, preliminary or permanent) that would prevent, materially impair or materially delay the Closing from occurring prior to the Termination Date; provided that Parent shall control the strategy with respect thereto in the event of a dispute among the Parties.

Section 5.4          Company ESPP.  Effective as of the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering periods in effect as of the date hereof (each a “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may make additional contributions (whether in the form of payroll deductions or otherwise) following the date hereof; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date prior to the Closing Date as specified by the Company Board in accordance with the Company ESPP.  On such date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP.  Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Transactions), the Company will terminate the ESPP.

Section 5.5          Employee Benefits.

(a)          For no less than one year following the Closing Date, Parent shall provide, or cause to be provided, and to the extent permitted by the terms of the Affiliated Practice Documents and subject to applicable Legal Requirements, cause the Affiliated Practices to provide, to each employee of the Company and its Subsidiaries and the Affiliated Practices (as applicable) who is employed by the Company or one of its Subsidiaries or the Affiliated Practices (as applicable) as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) during such period (each, a “Continuing Employee”) (i) aggregate cash compensation that is substantially comparable to the aggregate cash compensation of such Continuing Employee as of the date of this Agreement and (ii) aggregate health and welfare benefits that are substantially comparable to the aggregate health and welfare benefits of such Continuing Employee as of the date of this Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Section 5.5 or elsewhere in this Agreement shall: (i) be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent or the Surviving Corporation or the Affiliated Practices; (ii) be deemed to establish, amend, modify or cause to be adopted any Employee Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or any of their respective Affiliates; or (iii) limit the ability of Parent, the Surviving Corporation or any of their respective Affiliates from establishing, amending, modifying or terminating any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, following the Effective Time.  Except as explicitly provided in Section 8.7, no Company Associate shall be deemed to be a third-party beneficiary of this Agreement.

(b)          With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.

(c)          To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent or the Surviving Corporation or any of its Affiliates, then Parent shall, and shall cause its Affiliates to, to the extent permitted under the applicable benefit plan, (i) waive all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees (and their eligible dependents), to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated immediately prior to the Effective Time, (ii) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees (and their eligible dependents) for service and amounts paid prior to the Effective Time with the Company or any Subsidiary of the Company or any Affiliated Practice (as applicable) to the same extent that such service and amounts paid was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company or any Subsidiary of the Company or any Affiliated Practice (as applicable) and (iii) as applicable, credit each Continuing Employee with his or her contribution balances, if any, under the health savings accounts, flexible spending accounts and dependent care spending accounts administered under Employee Plans which contributions are made during the Employee Plan year in which the Closing occurs.

(d)          To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Transactions, the Company shall ensure that any such Legal Requirements are complied with and consult with Parent prior to delivering any such notification or consultation.  Prior to the Effective Time, subject to applicable Legal Requirements, the Company shall not, and shall ensure that none of the other Acquired Companies (as applicable) shall, communicate with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation or other compensation or benefits matters related to or impacted by any of the Transactions (whether alone or in combination with additional events), including the matters described in this Section 5.5, without the prior written approval of Parent, which shall not be unreasonably withheld, conditioned or delayed.

Section 5.6          Company 401(k) Plan.  Unless, at least ten (10) business days prior to the Effective Time, Parent provides written notice to the Company directing the Company not to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”).  If the Company 401(k) plan is terminated pursuant to this Section 5.6, then as soon as practicable following the 401(k) Termination Date, Parent shall, to the maximum extent permitted under Parent’s 401(k) plan, permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer their account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax qualified status of Parent’s 401(k) plan or as may be prohibited by Parent’s 401(k) plan.

Section 5.7          Retention Arrangements.

(a)          Promptly following the Closing, Parent shall adopt a cash retention award program described on Schedule 5.7(a).

(b)       Promptly following the Closing, Parent shall grant to each Continuing Employee a retention option award in accordance with the parameters described on Schedule 5.7(b).

Section 5.8          Indemnification of Officers and Directors.

(a)          The Parties agree that, to the fullest extent permitted by applicable Legal Requirements, all rights to indemnification, advancement of expenses and exculpation by the Company or another Acquired Company existing in favor of those Persons who are directors and officers of any Acquired Company as of the date of this Agreement or have been directors or officers of any Acquired Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), as provided in the certificate of incorporation and bylaws (or applicable governing documents) of the applicable Acquired Company (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Acquired Company and said Indemnified Persons as set forth on Section 5.8(a) of the Company Disclosure Letter and in effect as of the date of this Agreement in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement (such obligations, the “Existing Indemnification Obligations”), shall survive the Closing and to the fullest extent permitted under applicable Legal Requirements shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under applicable Legal Requirements for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 5.8(a) and the rights provided under this Section 5.8(a) until disposition of such claim (even if after such six-year period).

(b)          From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) shall (and Parent shall cause the Surviving Corporation to), to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of an Acquired Company against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such Indemnified Person in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was (or any acts or omissions by such Indemnified Person in his her or capacity as) a director or officer of an Acquired Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), including any such matter arising under any claim with respect to the Transactions, in each case, to the extent required by the Existing Indemnification Obligations.  Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Legal Requirements, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 5.8(b) within 15 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 5.8(b).

(c)          From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (an accurate and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable) on terms with respect to coverage, deductibles and amounts no less favorable than such existing policy.  At Parent or the Company’s election prior to the Effective Time, Parent or the Company, as applicable, may (through a nationally recognized insurance broker) purchase a six-year “tail” policy for the existing policy, effective as of the Effective Time, and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain or maintain insurance pursuant to this Section 5.8(c); provided that the cost of such “tail” policy shall not exceed 275% of the annual premium currently payable by the Company as of the date of this Agreement with respect to such existing policy.  Notwithstanding anything to the contrary in this Section 5.8(c), in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 275% of the annual premium currently payable by the Acquired Companies as of the date of this Agreement with respect to such existing policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d)          In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall expressly assume the obligations set forth in this Section 5.6.

(e)          The provisions of this Section 5.6 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract, under applicable Legal Requirements or otherwise.  Unless required by applicable Legal Requirement, this Section 5.6 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

Section 5.9          Securityholder Litigation.  Until the termination of this Agreement in accordance with ARTICLE VII, the Company shall promptly (and in any event within 24 hours) notify Parent of any Transaction Litigation and shall keep Parent informed on a prompt and timely basis with respect to the status and any material developments thereof (including by providing Parent copies of all notices, demands, correspondence, or pleadings with respect thereto, in each case subject to taking any action necessary to preserve attorney-client privilege between such Party and its counsel, including entering into a joint defense agreement).  The Company shall give Parent a reasonable opportunity to participate (at Parent’s expense) in the defense or settlement of any such Transaction Litigation, including the right to review and comment on all material filings or responses to be made by the Company in connection with such Transaction Litigation and the right to consult on the settlement with respect to such litigation, and reasonably cooperate with Parent in conducting the defense or settlement of such Transaction Litigation, including by considering any comments from Parent with respect thereto in good faith.  No settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).  For purposes of this Section 5.9, “participate” means that Parent will have the right to review and may offer comments or suggestions with respect to such Transaction Litigation, including on filings and responses, and the Company will give good faith consideration to such comments and suggestions, but Parent will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 5.10        Convertible Notes; Capped Call Transactions.

(a)          On the Closing Date, Parent, Merger Sub and the Company shall, as and to the extent required by the Indenture, execute, and use reasonable best efforts to cause the Trustee to execute, any supplemental indenture(s) required by the Indenture and deliver any certificates and other documents required by the Indenture to be delivered by such persons in connection with such supplemental indenture(s).  Prior to the Effective Time, the Company shall use its reasonable best efforts to, and within the time periods required, give any notices and take all actions required under, and with prior consent of Parent, not to be unreasonably withheld, conditioned or delayed, may take actions permitted, under the terms of the Company Convertible Notes, the Indenture or under applicable Legal Requirements, which actions shall include the Company (or its Subsidiaries or other Representatives, as applicable) (i) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement and settling any conversions of the Company Convertible Notes occurring prior to or as a result of the Merger, (ii) preparing any supplemental indentures required in connection with the Merger and the other transactions contemplated by this Agreement and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Parent, (iii) delivering any officer’s certificates and legal opinions, as may be necessary to comply with all of the terms and conditions of the Indenture in connection with the Merger and the other transactions contemplated by this Agreement and (iv) providing all assistance and taking all other actions reasonably requested by Parent that are customary or necessary in connection therewith or required to the fulfillment of the Company’s obligations under the terms of the Company Convertible Notes and the Indenture.  The Company will give Parent and it counsel the opportunity to review and comment on each such document or instrument, in each case, in accordance with the foregoing, at least three (3) business days before such document or instrument is provided to a trustee under the Indenture.  Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company may make any settlement election with respect to any Conversion Date (as defined in the Indenture) under the Indenture and settle conversions of the Company Convertible Notes pursuant to the terms of the Indenture.  Notwithstanding anything to the contrary in this Section 5.10, but subject to the terms of the Indenture, nothing herein shall require the Company to make any payment with respect to the Company Convertible Notes in connection with the Merger (including in connection with the settlement of any conversion obligations), prior to the occurrence of the Effective Time.

(b)          Prior to the Effective Time, the Company shall use its reasonable best efforts to (i) take actions reasonably requested by Parent in connection with making elections under, amending, negotiating adjustments, obtaining waivers or unwinding or otherwise settling the Capped Call Confirmations effective as of on or after the Effective Time, (ii) promptly advise Parent of any notices or other communications with the counterparties to the Capped Call Confirmations in respect of any settlement or termination thereof or adjustment thereto (including notices of adjustments received by the Company arising out of an Announcement Event (as defined in the Capped Call Confirmations)), and (iii) cooperate with Parent with respect to its efforts to settle, terminate or amend the Capped Call Confirmations effective as of on or after the Effective Time and the negotiation of any termination or settlement payment or valuation related thereto or the negotiation of any amendment thereto, as applicable; provided, that the Company shall not agree to amend, modify or supplement the terms relating to, or agree to any amount due upon, the termination or settlement thereof without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

(c)          Notwithstanding the foregoing, nothing in this Section 5.10 shall require the Company to (i) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Indenture or any Capped Call Confirmation prior to the occurrence of the Effective Time (other than to the extent expressly required under the Indenture or Capped Call Confirmation), (ii) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, in each case with respect to the Indentures or any Capped Call Confirmation, that is effective prior to the occurrence of the Effective Time, or (iii) refrain from delivering, or delay the delivery of, any notice required by the terms of the Indentures or the Capped Call Confirmations (it being understood that to the extent reasonably practicable the Company will provide Parent with prior notice of any such delivery with an opportunity to comment on the relevant notice).

Section 5.11      Payoff of Existing Credit Agreement.  The Company will deliver to Parent at least three (3) business days prior to the Closing a customary payoff letter (the “Payoff Letter”) in connection with the repayment of all amounts outstanding under the Credit Agreement, which Payoff Letter will provide for, among other customary items (and subject to receipt of the applicable payoff amount), customary lien and guarantee releases with respect to the assets of the Company and the Subsidiaries of the Company.

Section 5.12        Financing; Financing Cooperation.

(a)          Prior to the Closing, the Company shall use reasonable best efforts to provide, and to cause the Subsidiaries of the Company and the Affiliated Practices (as applicable) and each of its and their Representatives to use reasonable best efforts to provide, such customary cooperation as is reasonably requested in connection with the arrangement and/or consummation of the Debt Financing by Parent, including: (a) subject to the Confidentiality Agreement, furnishing Parent with financial and operating information regarding the Acquired Companies as Parent shall reasonably request in writing, that is reasonably required in connection with the arrangement and/or consummation of the Debt Financing or the preparation of customary financing documentation in connection therewith and that is available to the Acquired Companies in the ordinary course of business, (b) assisting in the preparation, execution and delivery of the Debt Financing Documents, including the schedules and exhibits thereto, provided, that no obligation of the Acquired Companies under any such document or agreement shall be effective until the Closing, (c) no later than three (3) business days prior to the Closing Date, furnishing all documentation and other information about the Acquired Companies under applicable “know-your-customer” and anti-money laundering rules and regulations as is, in each case, reasonably requested at least ten (10) business days prior to the Closing Date, and (d) facilitating the pledge of collateral in connection with the Debt Financing, provided, that no such pledge shall be effective until the Closing; provided that any obligations contained in all such documents shall be subject to the occurrence of the Closing and any execution thereof shall only be required to the extent the officer or director requested to execute the same shall continue in his or her existing role following the Closing Date.  Notwithstanding anything in this Agreement to the contrary, (i) none of the Acquired Companies or their respective Affiliates shall be required to provide any financial information other than the financial statements filed by the Company with the SEC in accordance with its reporting obligations under the Exchange Act or prepare, produce or provide any pro forma financial information or pro forma financial statements, (ii) none of the Acquired Companies or their respective Affiliates shall be required to deliver any solvency opinions, negative assurance letters or legal opinions in connection with the Debt Financing, (iii) none of the Acquired Companies or their respective Affiliates or any of their respective Representatives shall be required to pledge any assets or execute or enter into any Debt Financing Documents or any certificate, instrument, agreement or other document in connection with the Debt Financing, in each case, which will be effective prior to the Closing and such execution shall solely be required to the extent that such director, officer, employee or agent will be continuing in such capacity following Closing, (iv) nothing in this Section 5.12 shall require cooperation or other actions or efforts on the part of the Acquired Companies or their respective Affiliates, or any of their respective Representatives in connection with the Debt Financing to the extent (A) it would waive or amend any term of this Agreement or result in the breach of any provision of this Agreement or inaccuracy of any representation and warranty of the Parties hereunder, or the failure to satisfy (or delay in the satisfaction of) any closing condition set forth in this Agreement, (B) it would reasonably be expected to conflict with or result in a violation or breach of, or default (with or without notice, or lapse of time or both) under, any applicable Legal Requirement or order or any Contract to which any Acquired Company or their respective Affiliates are a party or by which any of their respective properties or assets is bound, or (C) it could reasonably be expected to unreasonably interfere with the businesses or operations of any of the Acquired Companies or any of their respective Affiliates in any material respect, (v) none of the Acquired Companies or their respective Affiliates, or any of their Representatives will be required to pay or agree to pay any commitment or other similar fee, or incur or agree to incur any other liability or obligation, or bear or agree to bear any unreimbursed cost or expense, or give or agree to give any indemnities to any third parties, or otherwise commit to take any similar action pursuant to this Section 5.12, prior to the Closing, (vi) nothing in this Section 5.12 shall require the pre-Closing board of directors or pre-Closing similar governing body of any of the Acquired Companies to adopt resolutions approving any Debt Financing Document or any other agreements, documents or instruments pursuant to which the Debt Financing is made, (vii) none of the Acquired Companies, their respective Affiliates or any of their respective Representatives shall be required to take any other actions that could reasonably be expected to result in personal liability to the Representatives of any of the Acquired Companies, (viii) nothing in this Section 5.12 shall require cooperation or other action that would reasonably be expected to result in a violation of any binding confidentiality arrangement or that would reasonably be expected to jeopardize any applicable legal privilege (provided that the Company shall use its reasonable best efforts to notify Parent of any action not so taken and to provide such information without causing such violation or loss), and (ix) nothing in this Section 5.12 shall require any of the Acquired Companies or their respective Affiliates to take any action that would conflict with or violate their respective certificate of formation, bylaws, partnership agreement, operating agreement or comparable organizational documents.  The Company hereby consents to the use of the logos of the Acquired Companies in a customary manner solely in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended to, and would not reasonably be expected to, harm, disparage or otherwise materially and adversely affect any of the Acquired Companies or their reputation or goodwill. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Company hereby agrees and consents for all financing sources or potential financing sources of Parent to be deemed Permitted Financing Sources (as defined in the Confidentiality Agreement) under the Confidentiality Agreement.  The Company will be deemed to be in compliance with this Section 5.12 at all times unless and until (A) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act which could be believed to be a breach of this Section 5.12, (B) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which will not require the Company to provide any cooperation that it would not otherwise be required to provide under this Section 5.12) and (C) the Company fails to take the actions specified in such Non-Cooperation Notice within five business days from delivery of such Non-Cooperation Notice.

(b)          Parent will not permit any replacement, amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Parent SPA if such amendment, replacement, modification or waiver would, or would reasonably be expected to: (i) reduce the aggregate amount of the Equity Financing contemplated by the Parent SPA to be funded on the Closing Date to less than an amount necessary to fund the Required Amount, except to the extent replaced with a Qualified Debt Financing (as defined in the Parent SPA); (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the funding of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to materially delay the Closing or prevent the funding of all or any portion of the Equity Financing (or satisfaction of the conditions to the funding of all or any portion of the Equity Financing) in an amount necessary to fund the Required Amount; (iii) prevent or materially delay the timely consummation of the Equity Financing or the Closing; or (iv) adversely affect the ability of Parent or the Company to enforce its rights against other parties to the Parent SPA as so amended, replaced, modified or waived, relative to the ability of Parent or the Company to enforce its rights against such other parties to the Parent SPA as in effect on the date hereof.  Parent will not permit any termination of the Parent SPA.  Parent shall deliver to the Company copies of any amended or restated Parent SPA or any written waiver thereto promptly following the execution thereof.  Any reference in this Agreement to “Equity Financing” will include the financing contemplated by the Parent SPA as amended, restated, amended and restated, supplemented, replaced or modified.  Subject to the terms and conditions of this Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Parent SPA, including using its reasonable best efforts to (i) maintain in effect the Parent SPA in accordance with the terms thereof and subject to the conditions set forth therein; (ii) satisfy on a timely basis all conditions to funding the Equity Financing contemplated under the Parent SPA to be funded on the Closing Date that are applicable to Parent in the Parent SPA; (iii) consummate the Equity Financing at or prior to the Closing; and (iv) comply with its obligations pursuant to the Parent SPA.  Parent shall not, without the prior written consent of the Company, take any action or enter into any transaction that would or would be reasonably expected to materially delay or prevent the delivery of all or any portion of the cash amount of the Equity Financing necessary, after taking into account other immediately available sources and amounts available on or prior to the Closing Date (none of which are subject to any conditions to funding), to fund in cash at least the Required Amount.  Parent will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Parent SPA when they become due.  Parent shall provide such updates regarding the status of its efforts to arrange the Equity Financing as are reasonably requested by the Company.  Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (i) of any breach or default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any material breach or material default) by any party to the Parent SPA, in each case, of which Parent becomes aware, or (ii) if for any reason Parent at any time believes that it will not be able to obtain all or any portion of the Equity Financing contemplated to be funded at Closing and necessary (together with any cash on hand and other available financing, none of which are subject to any conditions to funding) to fund the Required Amount at Closing.

(c)          Parent and Merger Sub acknowledge and agree that the obtaining of the Debt Financing, the Equity Financing, or any alternative financing, is not a condition to the Closing and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Debt Financing, Equity Financing or any alternative financing, subject to fulfillment or waiver of the conditions to the Closing set forth in Section 6.1 and Section 6.2.  If the Debt Financing, Equity Financing or any alternative financing has not been obtained, Parent will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2, to consummate the Transactions.

Section 5.13        Costs and Expenses.  Parent will (a) promptly (and in any event no later than the proper and valid termination of this Agreement pursuant to, and in accordance with Section 7.1) following written request therefor, reimburse the Acquired Companies for any reasonable and documented out-of-pocket costs and expenses incurred or otherwise payable by any of the Acquired Companies in connection with their cooperation pursuant to and in compliance with Section 4.1 and Section 5.12 and (b) indemnify and hold harmless the Acquired Companies, and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in complying with their obligations in connection with the arrangement of the Debt Financing taken in accordance with Section 5.12 and any information utilized in connection therewith.  Any such request submitted by the Acquired Companies or its Representatives under this Section 5.13 or otherwise, shall be delivered promptly to Parent following the incurrence of such costs as a condition precedent to the Reimbursement Obligation being a valid and binding obligation on Parent. Parent’s obligations pursuant to this Section 5.13 are referred to collectively as the “Reimbursement Obligations.”  Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall Parent be obligated to reimburse, indemnify or otherwise pay or hold harmless any Persons pursuant to the foregoing sentence of this Section 5.13 to the extent such cost, loss, liability, fine, expense or damage resulted, as finally determined by a court and not subject to appeal, from the willful misconduct or gross negligence of such Person.

Section 5.14        Confidentiality.  All non-public or other confidential information provided by any of the Acquired Companies or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement and the Clean Team Agreement (as applicable), except that Parent and the Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective debt financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with any such Debt Financing (and, in each case, to their respective Representatives) so long as such Persons (i) agree to be bound by the Confidentiality Agreement and Clean Team Agreement (as applicable) as if parties thereto or (ii) are otherwise subject to customary confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

Section 5.15        Disclosure.  The initial press release relating to this Agreement shall be a joint press release issued by, and whose form and content shall be agreed to in advance by, the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s), otherwise making any public statement or making any announcement to Company Associates (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement), in each case with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement to (including to media, analysts, Company Stockholders, investors or those attending industry conferences) and, subject to Section 5.5, make internal announcements to its employees and contractors, in each case so long as such statements, announcements or disclosures are consistent with previous press releases, public disclosures or public statements made in accordance with this Section 5.15; (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; (c) the Company need not consult with Parent in connection with any press release, public statement that relates to any Acquisition Proposal or Company Adverse Change Recommendation and any related matters; and (d) no consultation or consent of the other Party shall be required with respect to any dispute between the Parties related to this Agreement or the Transactions.

Section 5.16        Takeover Laws.  If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors (or respective committees thereof) shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

Section 5.17        Section 16 Matters.  The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Closing, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.18        Delisting.  Prior to the Effective Time, the Company shall cooperate with Parent and take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Legal Requirement and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as possible after such delisting.  Unless required by applicable Legal Requirements, the Company shall not cause the Shares to be delisted from Nasdaq prior to the Effective Time.

Section 5.19        Director and Officer Resignations.  Unless otherwise requested by Parent, the Company shall use commercially reasonable efforts to cause to be delivered to Parent prior to the Closing resignations, in form and substance reasonably satisfactory to Parent, executed by each director (or similar position) or officer of the Company and each of its Subsidiaries, in each case, conditioned and effective upon the Effective Time, and the Company shall cooperate with Parent in preparing for the replacement, upon the Effective Time, of directors and officers of the Company and each of its Subsidiaries with those Persons designated by Parent.

Section 5.20        Notice of Certain Events.  Each Party hereto will deliver, as promptly as practicable, notice to the other Parties hereto of such Party becoming aware (a) of any breach of any covenant or agreement made by such Party in this Agreement or (b) that any representation or warranty made by such party has become untrue or inaccurate in any respect, in the case of each of (a) and (b), if and only to the extent that such untruth, inaccuracy or breach would reasonably be expected to cause any of the conditions set forth in ARTICLE VI to fail to be satisfied; provided, that the delivery of any notice pursuant to this Section 5.19 shall not cure any breach or inaccuracy of any covenant, agreement, representation or warranty made by or of the notifying party or limit the remedies available to the parties receiving such notification.

Section 5.21        Merger Sub Stockholder Consents.  Immediately following the execution of this Agreement the sole stockholder of Merger Sub shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

Section 5.22        Cash Maintenance.  At all times after the execution of this Agreement on the date hereof until the earlier of the payment of (a) the Parent Termination Fee and (b) the Merger Consideration, Parent (i) shall maintain an amount of immediately available, unrestricted cash on hand equal to the Parent Termination Fee, such that there is no condition, restriction or other limitation, contractual or otherwise, that would prevent or delay Parent from making any payment that could be required to be made under Section 7.3 by Parent to the Company, and (ii) shall not agree to, commit to or otherwise enter into any condition, restriction or other limitation, contractual or otherwise, that would prevent or delay Parent from making any payment that could be required to be made under Section 7.3 by Parent to the Company.

Section 5.23        FIRPTA Statement.  Prior to the Closing, the Company shall deliver to Parent a certificate in the form and substance required under Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h) together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, in each case, duly executed by the Company and in form and substance reasonably acceptable to Parent.  Notwithstanding anything to the contrary in this Agreement, the failure to deliver such certificate pursuant to this Section 5.23 shall only entitle Parent to withhold Taxes as required by applicable Legal Requirements.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1          Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions:

(a)          The Company will have received the Company Required Vote at the Company Stockholder Meeting (or any adjournment or postponement thereof).

(b)          (i) Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have expired or been earlier terminated and (ii) no agreement with the FTC or DOJ not to consummate the Merger, if such agreement is mutually agreed to in writing by Parent and the Company (which shall not be unreasonably withheld, conditioned or delayed), shall be in effect.

(c)          No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction shall be in effect, nor shall any Legal Requirement have been entered, enforced, enacted, or deemed applicable to the Merger after the date hereof by any Governmental Body, in each case which prohibits or makes illegal the consummation of the Merger (any such Order or Legal Requirement, a “Legal Restraint”).  For the avoidance of doubt, the receipt of a Specified Letter by a Party shall not be a basis for concluding that any closing condition is not satisfied for purposes of Section 6.1(b) or this Section 6.1(c).

Section 6.2          Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)          (i) the representations and warranties of the Company set forth in this Agreement (except for the representations and warranties described in clauses (ii) and (iii) of this Section 6.2(a)) shall be true and correct in all respects (without giving effect to any limitation as to “materiality”, “Material Adverse Effect”, or similar qualification or limitation set forth therein) on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 2.1(a)-(d), Section 2.2, the first sentence of Section 2.3(f), Section 2.5(c), Section 2.26, Section 2.27 and the first sentence of Section 2.28 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect”, or similar qualification or limitation set forth therein) in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), and (iii) the representations and warranties of the Company set forth in Section 2.3(a) (other than the fourth sentence thereof), Section 2.3(c) and Section 2.3(e) shall be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect”, or similar qualification or limitation set forth therein) in all respects on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date except for any inaccuracies which are de minimis in amount and nature.

(b)          The Company shall have performed and complied in all material respects with the covenants and agreements it is required to comply with or perform at or prior to the Closing under this Agreement.

(c)          Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

(d)          Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e)          The Company shall have submitted all notifications and obtained all approvals contemplated under Schedule 6.2(e).

Section 6.3          Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver if permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)          (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality”, “Parent Material Adverse Effect”, or similar qualification or limitation set forth therein) on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct has not had, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)          Parent and Merger Sub shall have performed and complied in all material respects with the covenants and agreements they are required to comply with or perform at or prior to the Closing under this Agreement.

(c)          The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1          Termination.  This Agreement may be terminated prior to the Effective Time:

(a)          by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b)          by either Parent or the Company if the condition set forth in Section 6.1(c) is not satisfied and a Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if in the case of the Company, its, and in the case of Parent, its or Merger Sub’s, material breach of any provision of this Agreement was a principal cause of the failure to satisfy the condition set forth in Section 6.1(c) or of such Legal Restraint becoming final and nonappealable;

(c)          by either Parent or the Company if the Effective Time shall not have occurred on or prior to 11:59 p.m. Eastern Time on October 7, 2025 (such date, the “Termination Date”); provided, however, that in the event that on the original Termination Date, any of the conditions set forth in Section 6.1(b) or Section 6.1(c) (to the extent such Legal Restraint relates to, arises under, or is in connection with the Sherman Act, the Clayton Act, the HSR Act or the Federal Trade Commission Act) or Section 6.2(e) (to the extent such Legal Restraint relates to, arises under, or is in connection with state healthcare regulatory laws) have not been satisfied but all other conditions set forth in ARTICLE VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing), then the Termination Date shall be automatically extended without further action by the Parties until 11:59 p.m. Eastern Time on January 7, 2026 (and in the case of such extension, any reference to the Termination Date in this Agreement shall be a reference to the Termination Date, as extended); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party if its (or in the case of Parent, Merger Sub’s) material breach of any provision of this Agreement was a principal cause of, or directly resulted in, the failure of the Effective Time to occur by the Termination Date;

(d)          by either Parent or the Company, if the Company Stockholder Meeting (including any adjournment or postponement thereof) shall have concluded and the Company Required Vote shall not have been obtained;

(e)          by Parent if the Company has breached or failed to perform any of its respective covenants or agreements in this Agreement, or if any of the representations or warranties of the Company in this Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of the condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, if measured as of the time Parent asserts a right of termination pursuant to this Section 7.1(e), except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 7.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Company Breach Notice Period; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Parent or Merger Sub is then in breach of any covenant or agreement of this Agreement or any representation or warranty of Parent in this Agreement is inaccurate, in each case, such that any condition set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not then be satisfied;

(f)          by Parent, if at any time prior to the Company obtaining the Company Required Vote, the Company Board has effected a Company Adverse Change Recommendation;

(g)          by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective covenants or agreements in this Agreement, or if any of the representations or warranties of Parent or Merger Sub in this Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b), as applicable, if measured as of the time the Company asserts a right of termination pursuant to this Section 7.1(g), except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 7.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in breach of any covenant or agreement of this Agreement or any representation or warranty of the Company in this Agreement is inaccurate, in each case, such that any condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not then be satisfied;

(h)          by the Company, at any time prior to the receipt of the Company Required Vote, in order to accept a Superior Proposal and enter into a Company Acquisition Agreement providing for the consummation of such Superior Proposal in accordance with Section 5.1(b), so long as (i) the Company has not breached (other than immaterial breaches) any of its obligations under Section 4.4 or Section 5.1 with respect to such Superior Proposal and (ii) substantially concurrently with such termination, the Company pays the Company Termination Fee due to Parent in accordance with Section 7.3(b).

(i)          by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied ((A) other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being, and reasonably expected to be, satisfied at the Closing, or (B) unless the failure to be so satisfied is due to any material breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub or the failure of Parent or Merger Sub to perform or comply with any of its respective covenants or agreements contained in this Agreement) or, to the extent permitted by applicable Legal Requirements, waived, (ii) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to occur under Section 1.3(a); (iii) the Company shall have irrevocably notified Parent in writing that (1) all the conditions set forth in Section 6.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being, and reasonably expected to be, satisfied at the Closing), and (2) the Company is ready, willing and able to consummate the Merger and the other transactions contemplated hereby; and (iv) following delivery of the notice contemplated by the foregoing clause (iii), the Company shall have notified Parent in writing at least three (3) business days prior to such termination of the Company’s intention to terminate this Agreement pursuant to this Section 7.1(i); and (v) the Merger shall not have been consummated by the end of such three (3) business day period; provided that notwithstanding anything to the contrary in this Agreement, Parent will not be entitled to terminate this Agreement during such three (3) business day period.

Section 7.2          Manner and Notice of Termination; Effect of Termination.

(a)          The Party terminating this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 7.1 pursuant to which this Agreement is being terminated and setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)          Any proper and valid termination of this Agreement pursuant to Section 7.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties.  In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately be of no further force or effect, without any liability or obligation on any Party (or any Parent Related Party or Company Related Party) to the other Parties, as applicable, except that this Section 7.2, Section 7.3 and ARTICLE VIII will each survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms.  Notwithstanding the foregoing, but subject to Section 7.3(f), nothing in this Agreement will relieve any Party from any liability for any Willful Breach of this Agreement arising prior to the valid termination of this Agreement.  In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or Clean Team Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

Section 7.3          Expenses; Termination Fee.

(a)          Except as set forth in Section 5.3(c) and this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated.  For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Paying Agent.

(b)          Company Payments.

(i)          If (A) (1) this Agreement is validly terminated pursuant to Section 7.1(c), Section 7.1(d) or Section 7.1(e), (B) after the date hereof and prior to the date of such termination (except in the case of termination pursuant to Section 7.1(d), in which case prior to the Company Stockholder Meeting) a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party), or otherwise publicly made known to the Company Board or the Company Stockholders, and in each case, is not publicly withdrawn or in the case of a termination pursuant to Section 7.1(c) or Section 7.1(e) otherwise received by the Company and (C) within twelve months of such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into (which Acquisition Proposal is subsequently consummated), then the Company will concurrently with the consummation of such Acquisition Proposal pay to Parent an amount equal to $19,800,000 in cash (the “Company Termination Fee”).  For purposes of this Section 7.3(b)(i), all references to “20% or more” in the definition of “Acquisition Proposal” will be deemed to be references to “more than 50%.”

(ii)          If this Agreement is validly terminated pursuant to Section 7.1(f), then the Company must promptly (and in any event within two business days) following such termination pay to Parent the Company Termination Fee.

(iii)          If this Agreement is validly terminated pursuant to Section 7.1(h), then the Company must prior to or substantially concurrently with such termination pay to Parent the Company Termination Fee.

(c)          Parent Payment.

(i)            If this Agreement is validly terminated pursuant to Section 7.1(i) (or by Parent under Section 7.1(c) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(i)), then, if the Company has provided a written notice to Parent that it is seeking the Parent Termination Fee for such termination, Parent must promptly (and in any event within two business days) following such termination pay to the Company (as directed by the Company) an amount equal to $29,950,000 in cash (the “Parent Termination Fee”).

(ii)          In the event that (A) this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.1(b) (to the extent such Legal Restraint relates to, arises under, or is in connection with the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act) or (B) (1) this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.1(c) and (2) at the time of any such termination, all of the conditions set forth in ARTICLE VI have been satisfied or duly waived by the parties entitled to the benefit thereof, except for (x) the condition set forth in Section 6.1(b) or Section 6.1(c) (to the extent such Legal Restraint relates to, arises under, or is in connection the Sherman Act, Clayton Act, the HSR Act or the Federal Trade Commission Act) and (y) any other condition to the Closing that by its nature is to be, and reasonably expected to be, satisfied at the Closing (each if which is capable of being satisfied at the Closing (if the Closing were then to occur)), then Parent must promptly (and in any event within two business days) following such termination pay to the Company (as directed by the Company) an amount equal to the Parent Termination Fee.

(d)          Single Payment Only.  The Parties acknowledge and agree that in no event will (i) the Company, be required to pay the Company Termination Fee on more than one occasion, or (ii) Parent be required to pay the Parent Termination Fee on more than one occasion, in each case of the foregoing, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e)          Payment; Default.  The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement.  Accordingly, if either Party fails to promptly pay any amount owed pursuant to this Section 7.3, and, in order to obtain such payment, the payee Party commences a Legal Proceeding that results in a judgment against the payor Party for the applicable payment set forth in this Section 7.3 or any portion thereof, the payor Party will pay to the payee Party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the payee Party and its Representatives in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Legal Requirements (collectively, the “Enforcement Expenses”).  All payments under this Section 7.3 shall be made by the payor Party to the payee Party by wire transfer of immediately available funds to an account designated in writing by the payee Party.

(f)          Sole and Exclusive Remedy.

(i)            Notwithstanding anything to the contrary in this Agreement, (A) in the event that the Company Termination Fee is paid pursuant to Section 7.3(b), Parent’s receipt of the Company Termination Fee (and any Enforcement Expenses that may be owed to Parent) shall be the sole and exclusive remedy of (1) Parent and Merger Sub, and (2) the former, current and future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Equity Financing Parties, Affiliates (other than Parent and Merger Sub), members, managers, general or limited partners, stockholders, successors and assignees of each of Parent and Merger Sub (the Persons in clauses (1) and (2) collectively, the “Parent Related Parties”) against the (x) the Company and its Affiliates and (y) the former, current and future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors and assignees of each of the Company and its Affiliates (the Persons in clauses (x) and (y) collectively, the “Company Related Parties”) arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure, and (B) in the event that Parent pursues a grant of specific performance pursuant to Section 8.5 and/or monetary damages (provided that any such monetary damages shall not exceed the amount of the Company Termination Fee, except for the Company’s Willful Breach or actual and intentional fraud), Parent’s receipt of a grant of specific performance or monetary damages, as applicable, shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure.  Upon payment of the Company Termination Fee to the extent owed pursuant to Section 7.3(b) and any Enforcement Expenses that may be owed to Parent, (A) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement and the Clean Team Agreement); and (B) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any Legal Proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement and the Clean Team Agreement). Notwithstanding anything herein to the contrary, it is acknowledged and agreed that, prior to termination of this Agreement the Parent Related Parties shall be permitted to pursue both a grant of specific performance and monetary damages or the Company Termination Fee, but under no circumstances (whether prior to or following the termination of this Agreement) shall the Parent Related Parties be permitted to receive both a grant of specific performance and monetary damages (including the Company Termination Fee plus any Enforcement Expenses that may be owed to Parent) or both the Company Termination Fee (plus any Enforcement Expenses that may be owed to Parent) and any other monetary damages, in each case, in connection with this Agreement, the transactions contemplated hereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any such breach, termination or failure.

(ii)          Notwithstanding anything to the contrary in this Agreement, (A) in the event that the Parent Termination Fee is paid pursuant to Section 7.3(c), the Company’s receipt of the Parent Termination Fee (any Enforcement Expenses that may be owed to the Company and any Reimbursement Obligation that may be owed to the Company) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure, and (B) in the event that the Company pursues a grant of specific performance pursuant to Section 8.5 and/or monetary damages (provided that any such monetary damages shall not exceed the amount of the Parent Termination Fee, except for Parent’s or Merger Sub’s Willful Breach or actual and intentional fraud), the Company’s receipt of a grant of specific performance or monetary damages, as applicable, shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure. If this Agreement is validly terminated pursuant to Section 7.1, upon payment of the Parent Termination Fee to the extent owed pursuant to Section 7.3(c), any Enforcement Expenses that may be owed to the Company, and any Reimbursement Obligations, none of the Parent Related Parties will have any further liability or obligation to the Company Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement and the Clean Team Agreement); and none of the Company Related Parties or any other Person will be entitled to bring or maintain any Legal Proceeding against any Parent Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement and the Clean Team Agreement).  Notwithstanding anything herein to the contrary, it is acknowledged and agreed that, prior to termination of this Agreement the Company Related Parties shall be permitted to pursue both a grant of specific performance and monetary damages or the Parent Termination Fee, but under no circumstances (whether prior to or following the termination of this Agreement) shall the Company Related Parties be permitted to receive both a grant of specific performance and monetary damages (including the Parent Termination Fee plus any Enforcement Expenses that may be owed to the Company and any Reimbursement Obligation) or both the Parent Termination Fee (plus any Enforcement Expenses that may be owed to the Company and any Reimbursement Obligation) any other monetary damages, in each case, in connection with this Agreement, the transactions contemplated hereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any such breach, termination or failure.

(iii)         The Parties acknowledge that any amount payable by the Company or Parent pursuant to this Section 7.3, including the Company Termination Fee and the Parent Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(g)          Acknowledgement Regarding Specific Performance.  Notwithstanding anything to the contrary in Section 7.3(f), it is agreed that Company and Parent, in their sole discretion, may each determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 8.5(c), under no circumstances will either Party be permitted or entitled to receive both (i) an award of specific performance and (ii) any monetary damages.

(h)          Non-Recourse Party.  This Agreement may only be enforced against the Parties (subject to the terms, conditions and other limitations set forth herein), and (i) all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as the Parties and (ii) in no event will a Party seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Person that is not a Party (including any Company Related Party or Parent Related Party) with respect to this Agreement, the Parent SPA or the transactions contemplated hereby and thereby (including any breach by the Equity Financing Parties, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of any such breach, termination or failure, in each case, except for the rights, claims and remedies that the Company, Parent or Merger Sub, as applicable, may assert against (A) any Person that is party to the Confidentiality Agreement or the Clean Team Agreement in accordance with the terms thereof, (B) the other Parties, to the extent expressly provided for in this Agreement or (C) the Equity Financing Parties or the Debt Financing Sources to the extent expressly provided for in the Parent SPA or the definitive agreements relating to the Debt Financing.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1          Amendment.  Prior to the Effective Time and subject to Section 5.8(e), this Agreement may be amended, modified and supplemented in any and all respects with respect to any of the terms of this Agreement; provided, however, that (a) after obtaining the Company Required Vote, there shall be made no amendment, modification or supplement that by Legal Requirement requires further approval by the Company Stockholders without such approval and (b) no amendment, modification or supplement shall be made to this Agreement after the Effective Time. Any such amendment, modification or supplement shall be effective only if it is expressly set forth in a written instrument duly executed and delivered by each of the Parties.  Notwithstanding anything to the contrary in this Agreement, the provisions relating to any Debt Financing Sources set forth in this Section 8.1, Section 8.5(b), Section 8.7, and/or Section 8.12 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the provisions relating to any Debt Financing Sources set forth in this Section 8.1, Section 8.5(b), Section 8.7, and/or Section 8.12) may not be amended, modified or altered without the prior written consent of the applicable Debt Financing Sources.

Section 8.2         Waiver.  At any time prior to the Effective Time, Parent and the Company may, subject to applicable Legal Requirements, (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Party or (c) waive compliance by the other Party with any of the agreements contained herein applicable to such Party or, except as otherwise provided herein, waive any of such Party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of the foregoing).  No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy of such Party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.3        No Survival of Representations, Warranties, Covenants and Agreements.  The Parties acknowledge and agree that (a) none of the representations and warranties contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time, and (b) except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties in this Agreement shall survive, and all rights, claims and causes of actions (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time.

Section 8.4         Entire Agreement; Counterparts.  This Agreement, taken together with the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect; provided, further, that notwithstanding anything herein to the contrary, the other agreements, exhibits, annexes and schedules referred to herein (including, without limitation, any disclosure schedules) do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein to provide “facts ascertainable” as that term is used in Section 251(b) of the DGCL.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 8.5           Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a)         This Agreement and all claims or causes of action (whether at law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (the “Relevant Matters”) shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Subject to Section 8.5(c), in any Legal Proceeding in connection with any Relevant Matter each of the Parties irrevocably (i) submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (such courts, the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 8.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto), (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any Legal Proceeding in the Chosen Courts, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any Chosen Court and (iv) agrees not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any court other than the Chosen Courts (except for an action to enforce a judgment of a Chosen Court).  Each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.8.  The Parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment in a Chosen Court.

(b)         Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, against any Debt Financing Sources arising out of, or relating to, the Merger, any Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such action or proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York. Notwithstanding anything to the contrary in this Agreement, (A) the interpretation of the definition of Material Adverse Effect and whether or not a Material Adverse Effect has occurred, (B) the determination of the accuracy of any representation made by or on behalf of the Acquired Companies or their respective businesses in this Agreement as are material to the interests of any Debt Financing Sources, but only to the extent that Parent or Merger Sub would have the right (taking into account any applicable cure provisions) to terminate their respective obligations or decline to consummate the Merger, in each case, in accordance with Section 6.2 of this Agreement as a result of a breach of such representation and (C) the determination of whether the Merger has been consummated in all material respects accordance with the terms of this Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(c)         The Parties agree that irreparable damage for which monetary damages (including any fees payable by the Company pursuant to Section 7.3), even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (or the Parent SPA) in accordance with its (or their) specified terms or otherwise breach such provisions.  The Parties acknowledge and agree subject to the following sentence, (i) each Party shall be entitled, in addition to any other remedy to which it is entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which each Party is entitled under this Agreement, (ii) the provisions set forth in Section 7.3 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent or Merger Sub would have entered into this Agreement.  Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the Company shall be entitled to an injunction, specific performance or other equitable remedies in order to enforce Parent’s and Merger Sub’s obligations to consummate the Merger, including to cause the Equity Financing to be funded (including to cause Parent and Merger Sub to enforce the obligations of the Equity Financing Parties under the Parent SPA in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Parent SPA) if, and only if, (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being, and reasonably expected to be, satisfied at the Closing or, to the extent permitted by applicable Legal Requirements, waived), (ii) the Company has irrevocably notified Parent in writing that (1) all the conditions set forth in Section 6.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being, and reasonably expected to be, satisfied at the Closing), and (2) the Company is ready, willing and able to consummate the Merger and the other transactions contemplated hereby, and (iii) following delivery of the notice contemplated by the foregoing clause (ii), Parent fails to consummate the Closing on or prior to the later of the date the Closing should have occurred pursuant to Section 1.3 and three (3) business days following the delivery by the Company of the notice referenced in forgoing clause (ii).  The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(c) shall not be required to provide any bond or other security in connection with any such order or injunction, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.  The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Legal Requirements or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The Parties further agree that (x) by seeking the remedies provided for in this Section 8.5, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 8.5 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 8.5 prior to, or as a condition to, exercising any termination right under ARTICLE VII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding by a Party pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit such Party’s right to terminate this Agreement in accordance with the terms of ARTICLE VII or pursue any other remedies under this Agreement that may be available then or thereafter.  If, prior to the Termination Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party or the Company brings any action seeking an injunction, specific performance or other equitable relief in connection with the Parent SPA, the Termination Date shall automatically be extended by such time period as established by the court presiding over such Legal Proceeding.

(d)       EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO OR AGAINST THE EQUITY FINANCING PARTIES ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER (AS DEFINED ABOVE).

Section 8.6           Assignability.  Neither this Agreement nor any of the rights hereunder may be directly or indirectly assigned (including by operation of law, merger or otherwise), in whole or in part, without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided that Parent or Merger Sub may assign all or any portion of their respective rights and obligations pursuant to this Agreement to any of their Affiliates (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company), it being understood that such assignment will not (i) affect the obligations of the parties to the Parent SPA; or (ii) prevent or delay the consummation of the Merger beyond the Termination Date or otherwise impede the rights of the holders of shares of Company Common Stock and Company Equity Awards pursuant to this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.  No assignment by any Party will relieve such Party of any of its obligations hereunder.  Any purported assignment not permitted under this Section 8.6 shall be null and void.

Section 8.7           No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Closing occurs, the rights of the Company equityholders to receive the consideration set forth in Article I, (b)if the Closing occurs, the rights of the Indemnified Persons in accordance with Section 5.8, (c) the rights of the indemnified parties in respect of the Reimbursement Obligations in accordance with Section 5.13, and (d) limitations on liability of the Company Related Parties and the Parent Related Parties set forth in Section 7.3(f).  Notwithstanding the foregoing, the provisions of Section 8.1, Section 8.5(b), Section 8.6, Section 8.12 and/or this Section 8.7 will inure to the benefit of the Debt Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Debt Financing Sources and their respective successors and assigns).

Section 8.8           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Company):

Transcarent, Inc.
4700 S. Syracuse Street, Suite 900
Denver, Colorado 80237
Attn: General Counsel
Email: [***]

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation
One Market Plaza, Spear Tower, Suite 3300
San Francisco, California 94105
Attention: Rich Mullen; Jack Hamilton; Ross Tanaka; Lianna Whittleton
Email: rich.mullen@wsgr.com; jhamilton@wsgr.com; rtanaka@wsgr.com; lwhittleton@wsgr.com

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attn: Mark Baudler
Email: mbaudler@wsgr.com

if to the Company (prior to the Effective Time):

Accolade, Inc.
660 W Germantown Pike
Plymouth Meeting, Pennsylvania 19462
Attn: Richard Eskew; Stephen Barnes
Email: [***], [***]

with a copy to (which shall not constitute notice):

Cooley LLP
3 Embarcadero Center, 20th Floor
San Francisco, CA 94111-4004
Attn: Jamie Leigh; Anne Lieberman; Alan Hambelton
Email: jleigh@cooley.com; alieberman@cooley.com; ahambelton@cooley.com

Section 8.9          Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Legal Requirements.

Section 8.10      Obligation of Parent.  Parent shall ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

Section 8.11        Transfer Taxes.  Except as expressly provided in Section 1.6(c), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the Transactions shall be paid by Parent when due.

Section 8.12        No Liability of Financing Sources.  No Equity Financing Source or Debt Financing Source will have any liability to any of the Acquired Companies or any of its or their Affiliates relating to or arising out of this Agreement, the Parent SPA, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Acquired Companies nor any of their respective Affiliates will have any rights or claims against any of the Equity Financing Sources or Debt Financing Sources hereunder or thereunder; provided that nothing in this Section 8.12 shall limit the rights of the Company and its Affiliates under the Parent SPA or, from and after the Effective Time, any debt commitment letter or the definitive debt documents executed in connection with any Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto or an express third party beneficiary thereunder.

Section 8.13         Affiliated Practices.  Notwithstanding the representations and warranties of the Acquired Companies with respect to the Affiliated Practices in ARTICLE II nor the covenants of the Acquired Companies relating to the Affiliated Practices set forth in ARTICLE IV or ARTICLE V, nothing contained herein or in any schedules are intended by the Company to, nor shall they be deemed for any purpose to mean, suggest or serve as evidence that the Company is in any way engaged in the practice of medicine or is in violation of any applicable Legal Requirements requiring that only duly licensed professionals engage in the practice of medicine.  Neither the Company nor any Subsidiary or the Company owns or controls the Affiliated Practices.  To the contrary, the Affiliated Practices are separate legal entities wholly owned and operated by duly licensed physicians who are solely responsible for the Affiliated Practices’ own conduct and actions, and the Company and its Subsidiaries’ responsibilities to such Affiliated Practices are limited to comprehensive non-clinical administrative and back office support services.  Notwithstanding the foregoing, in no event shall this Section 8.13 be construed to limit or otherwise modify any of the representations, warranties, covenants or agreements contained in this Agreement or any of the rights or remedies of the Parent and Merger Sub hereunder.

Section 8.14         Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.  For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.

(b)         Each Party has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, the Parties agree that any rule of construction to the effect that ambiguities or questions of intent or interpretation are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authority of any of the provisions of this Agreement.

(c)        As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  As used in this Agreement, the term “or” is not exclusive and shall mean “and/or.”  As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.”

(d)        Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e)          Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f)         The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(g)         References to “made available” shall mean that such documents or information referenced: (i) were delivered to the Company, Parent, Merger Sub or their respective Representatives, as applicable, prior to the execution and delivery of this Agreement; (ii) were contained in the Company’s electronic data room maintained by Datasite prior to the execution and delivery of this Agreement; or (iii) were publicly available, without redactions, on the EDGAR website at least one business day prior to the date of this Agreement.

(h)         References to any specific Legal Requirement or to any provision of any Legal Requirement includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Legal Requirement will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date.

(i)           References to “ordinary course of business” means the ordinary course of operations of the Acquired Companies consistent with past practice.

(j)           References to “$” or “dollars” refer to United States dollars unless otherwise noted.

(k)        The table of contents and bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

Accolade, Inc.

By:	/s/ Rajeev Singh
Name:	Rajeev Singh
Title:	Chief Executive Officer

Transcarent, Inc.

By:	/s/ Glen Tullman
Name:	Glen Tullman
Title:	Chief Executive Officer

Acorn Merger Sub, Inc.

By:	/s/ Glen Tullman
Name:	Glen Tullman
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certain Definitions

For purposes of this Agreement (including this Exhibit A):

“Accelerated Vesting and Separation Rights” shall mean any and all rights to change in control, separation or severance benefits (including the payment of cash or other benefits, accelerated vesting of equity awards, or other rights) from any of the Acquired Companies arising as a result a termination of employment or other service, including in combination with other events or circumstances such as the Transactions.

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 4.4(a).

“Acquired Companies” shall mean the Company, each of its Subsidiaries, and the Affiliated Practices.

“Acquired Company Data” shall mean all Personal Data or sensitive or confidential data and information Processed by or for any Acquired Company.

“Acquisition Inquiry” shall mean any inquiries regarding, or that would reasonably be expected to lead to, an Acquisition Proposal.

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its controlled Affiliates) or “group,” (as defined in Section 13(d) of the Exchange Act) relating to, in a single transaction or series of related transactions, any direct or indirect (A) acquisition, purchase, transfer, lease or license of assets of the Acquired Companies equal to 20% or more of the Acquired Companies’ consolidated assets or to which 20% or more of the Acquired Companies’ consolidated revenues or earnings are attributable, (B) issuance by the Company, or acquisition by any Person or group, of 20% or more of the outstanding Shares, (C) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares, or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any Acquired Company that, if consummated, would result in any Person or group beneficially owning 20% or more of the outstanding Shares or voting power of the resulting direct or indirect parent of the Company or the surviving entity in such transaction, in each case of the foregoing clauses (A) through (D), other than the Transactions.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Affiliated Practice Owner” shall mean the owner, in part or in whole, of an Affiliated Practice.

“Affiliated Practices” shall mean any professional entity or other entity providing healthcare services to which the Company or its Subsidiaries provides administrative and back-office support services.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act 2010, and any applicable Legal Requirements addressing corruption.

“Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust laws, and all other applicable Legal Requirements (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Balance Sheet” shall have the meaning set forth in Section 2.6.

“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York or City of Seattle are authorized or required by Legal Requirements to be closed.

“Capped Call Confirmations” shall mean (i) the letter agreements Re: Base Capped Call Transaction, each dated as of March 24, 2021, between the Company and each of Morgan Stanley & Co LLC, Deutsche Bank AG, London Branch, and Bank of America, N.A., and (ii) the letter agreements Re: Additional Capped Call Transaction, each dated as of March 25, 2021, between the Company and each of Morgan Stanley & Co LLC, Deutsche Bank AG, London Branch, and Bank of America, N.A.

“Capped Call Transactions” means the transactions documented under the Capped Call Confirmations.

“Certificate of Incorporation” shall mean the Eighth Amended and Restated Certificate of Incorporation of the Company as filed on July 7, 2020, as amended.

“Certificates” shall have the meaning set forth in Section 1.6(b).

“Change in Circumstance” shall mean any material event, fact, occurrence or development or material change in circumstances with respect to the Acquired Companies that (a) was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known to the Company Board as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement) and first becomes known (or the consequences become known, if applicable) to the Company Board after the execution and delivery of this Agreement and prior to the time the Company Required Vote is obtained and (b) is not an Acquisition Proposal; provided, that none of the following shall constitute a “Change in Circumstance”: (i) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections for the results of operations for any period ending on or after the date of this Agreement (provided that the exception in this clause (i) shall not prevent or otherwise affect consideration of any such development or change that causes the Company meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred), (ii) any changes after the date of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided that the exception in this clause (ii) shall not prevent or otherwise affect consideration of any such development or change that causes such change in market price or trading volume from being taken into account in determining whether a Change in Circumstance has occurred), or (iii) any events, facts, occurrences, changes or circumstances resulting from a breach of this Agreement by the Company.

“Chosen Courts” shall have the meaning set forth in Section 8.5(a).

“Clean Team Agreement” shall have the meaning set forth in Section 4.1.

“Closing” shall have the meaning set forth in Section 1.3(a).

“Closing Date” shall have the meaning set forth in Section 1.3(a).

“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Acquisition Agreement” shall have the meaning set forth in Section 4.4(b).

“Company Adverse Change Recommendation” shall have the meaning set forth in Section 5.1(a).

“Company Associate” shall mean each officer or other employee, or individual who is an individual, natural person independent contractor, consultant or director, of or to any of the Acquired Companies.

“Company Board” shall have the meaning set forth in Recital C of this Agreement.

“Company Board Recommendation” shall have the meaning set forth in Recital C of this Agreement.

“Company Breach Notice Period” shall have the meaning set forth in Section 7.1(e).

“Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

“Company Contract” shall mean any Contract to which an Acquired Company is a party or any of their assets or properties are bound.

“Company Convertible Notes” shall mean the 0.50% Convertible Senior Notes due in 2026 issued under the Indenture.

“Company Disclosure Documents” shall have the meaning set forth in Section 2.4(g).

“Company Disclosure Letter” shall mean the disclosure letter that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

“Company Equity Award” shall mean Company Stock Awards and any award of compensation (including deferred compensation) that is required under the terms of such existing award to be or may be paid or settled in Shares.

“Company Equity Plan” shall mean the Company’s Amended and Restated 2007 Stock Option Plan, as amended, and the Company’s 2020 Equity Incentive Plan, as amended.

“Company ESPP” shall mean the Company’s 2020 Employee Stock Purchase Plan.

“Company IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by an Acquired Company.

“Company Lease” shall mean any Company Contract pursuant to which any Acquired Company leases or subleases Leased Real Property from another Person.

“Company Option” shall mean each option to purchase Shares (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted by the Company), other than pursuant to the Company ESPP.  For the avoidance of doubt, Company Options shall not include the Capped Call Transactions.

“Company Preferred Stock” shall mean the preferred stock, $0.0001 par value per share, of the Company.

“Company PSU” shall mean each restricted stock unit award, whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted by the Company, which vests, or becomes eligible to vest, based on the achievement of performance conditions.

“Company Related Parties” shall have the meaning set forth in Section 7.3(f)(i).

“Company Required Vote” shall mean the affirmative vote of the holders of at least a majority of the outstanding Shares in favor of the adoption of this Agreement and approval of the Merger.

“Company RSU” shall mean each restricted stock unit (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted by the Company) that vests based on service-related conditions alone, including, for the avoidance of doubt, Company PSUs with respect to which the applicable performance conditions are satisfied or deemed satisfied in connection with the Merger.

“Company SEC Documents” shall have the meaning set forth in Section 2.4(a).

“Company Stock Awards” shall mean all Company Options, Company RSUs and Company PSUs.

“Company Stockholder” shall mean a holder of Company Common Stock.

“Company Stockholder Meeting” shall have the meaning set forth in Section 5.2.

“Company Termination Fee” shall have the meaning set forth in Section 7.3(b)(i).

“Confidentiality Agreement” shall have the meaning set forth in Section 4.1.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Continuing Employee” shall have the meaning set forth in Section 5.5.

“Contract” shall mean any legally binding agreement, contract, subcontract, lease, instrument, bond, debenture, note, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

“Control Persons” means each Acquired Company’s equityholders, directors, limited liability company managers or equivalent governing authorities, officers and any other individual who qualifies as a “person with an ownership or control interest” or “managing employee” (as those terms are defined in 42 C.F.R. § 420.201).

“Corporate Practice Documents” shall mean the set of contractual agreements between the Company and its Subsidiaries, the Affiliated Practices, and the Affiliated Practice Owners, including but not limited to the (i) management services agreements, (ii) credit agreements, (iii) securities transfer restriction agreement, and (iv) any other material contractual arrangement utilized by the Company to effectuate its contractual relationship with the Affiliated Practices or the Affiliated Practice Owners.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of July 19, 2019, by and among the Company, the lenders from time to time party thereto, and Comerica Bank, as agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Current ESPP Offering Periods” shall have the meaning set forth in Section 5.4.

“Debt Financing” shall mean any debt financing in the form of secured or unsecured term loans, revolving credit facilities, notes or similar arrangements, all or a portion of the proceeds of which will be used to pay amounts required to be paid by Parent, Merger Sub or any of their respective Affiliates under this Agreement and related fees and expenses.

“Debt Financing Documents” shall mean the customary agreements, certificates and other documents required by the Debt Financing Sources in connection with the Debt Financing or which are otherwise customary for transactions similar to the Debt Financing.

“Debt Financing Sources” shall mean any entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financing in connection with the transactions contemplated hereby (including the parties to any commitment letter with respect to any other financing and any engagement letters, joinder agreements, credit agreements, loan documents, purchase agreements, underwriting agreements or indentures relating thereto, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns), it being understood and agreed that none of Parent, the Merger Sub or any of their respective Affiliates shall be deemed to be a Debt Financing Source.

“Determination Notice” shall have the meaning set forth in Section 5.1(b)(i).

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 1.7.

“DOJ” shall mean the Antitrust Division of the U.S. Department of Justice.

“Effective Time” shall have the meaning set forth in Section 1.3(b).

“Employee Plan” shall mean any salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan, or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee of the Company or with respect to which the Company could reasonably be expected to have any liability, excluding compensation and benefit plans, programs and arrangements that are sponsored or maintained by a Governmental Body.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided that “Encumbrance” shall not include any non-exclusive license of Intellectual Property Rights.

“Enforceability Exceptions” shall have the meaning set forth in Section 7.3(f)(i).

“Enforcement Expenses” shall have the meaning set forth in Section 7.3(e).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirements relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Financing” shall have the meaning set forth in Section 3.7.

“Equity Financing Parties” shall have the meaning set forth in Section 3.7.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any government authority.

“Foreign Employee Plan” shall have the meaning set forth in Section 2.17(d).

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall have the meaning set forth in Section 2.4(b).

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, exemption, approval, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

“Governmental Official” shall mean any: (a) officer, agent, or employee of a Governmental Body, (b) person acting in an official capacity for or on behalf of a Governmental Body, (c) candidate for government or political office, or (d) member of a royal family.

“Hazardous Materials” shall mean any waste, material, or substance for which liability or standards of conduct may be imposed, or that is listed, regulated or defined, under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum or petroleum-derived substance or waste.

“Healthcare Laws” means all applicable federal, state, or local health care laws, pharmacy laws, and coordination of employee benefits laws, relating to the regulation of the Company and each Acquired Company and the provision, administration, marketing or advertising of, or billing, coding, reimbursement or payment for, medical services and any other services rendered by the Acquired Companies, including, but not limited to: the Medicare Statute, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll, the Medicaid statute, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5; the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the criminal false statements law, 42 U.S.C. § 1320a-7b(a); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; the Exclusions Law, 42 U.S.C. § 1320a 7; the Health Insurance Portability and Accountability Act, 42 U.S.C. §§ 1320d et seq., as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq. and their implementing regulations (collectively, “HIPAA”); all similar state or local laws that address the subject matter of the foregoing; all laws relating to the corporate practice of a learned or licensed healthcare profession; all laws concerning the splitting of healthcare professional fees; all laws concerning beneficiary inducement, false claims, false billing, false coding, reimbursement and reassignment, and financial relationships with referral sources, including healthcare professional self-referral laws; all laws regarding health record documentation or related record retention requirements, prior authorizations and pre-certifications, or medical necessity; all laws regarding healthcare professional or entity licensure, qualifications, accreditations, or scope of practice requirements, including the practice of telehealth and healthcare professional supervision; all health information privacy laws, including HIPAA; all laws concerning the organization and coordination of medical, dental and pharmacy benefits, all laws concerning the provision of expert clinical opinions and medical second opinions, and all applicable implementing regulations, rules, ordinances and orders related to any of the foregoing.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Inbound License” shall have the meaning set forth in Section 2.8(d).

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness for borrowed money (including the issuance of any debt security) to any Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with such borrowed money), (b) all obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) all obligations in respect of letters of credit (to the extent drawn) and bankers’ acceptances (other than letters of credit used as security for leases) to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software (other than ordinary course trade payables), including any earn-out or other similar contingent payment obligations, (e) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (f) all obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, and (g) any guaranty of any such obligations described in clauses “(a)” through “(f)” of any Person other than an Acquired Company (and other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

“Indemnified Persons” shall have the meaning set forth in Section 5.8(a).

“Indemnifying Parties” shall have the meaning set forth in Section 5.8(b).

“Indenture” shall mean the Indenture, dated March 29, 2021, by and between the Company and the Trustee, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Intellectual Property Rights” shall mean any and all intellectual property rights, which may exist under the laws of any jurisdiction in the world, including: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights; (b) rights in trademarks, service marks, trade dress, logos, trade names and other source identifiers, and any goodwill associated therewith; (c) rights associated with trade secrets, know how, and confidential information; (d) patents and industrial property rights; and (e) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (d) above.

“IRS” shall mean the Internal Revenue Service.

“knowledge” shall mean, (a) with respect to the Company, the actual knowledge of the individuals listed in Part A of the Company Disclosure Letter after reasonable inquiry of their direct reports reasonably expected to have knowledge of such matter at issue and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed in Part A of the Parent Disclosure Letter following reasonable inquiry of their direct reports reasonably expected to have knowledge of such matter at issue.

“Leased Real Property” shall have the meaning set forth in Section 2.7(b).

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

“Legal Restraint” shall have the meaning set forth in Section 6.1(c).

“Managed Care Laws” means all applicable Legal Requirements relating to (i) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, including Legal Requirements that regulate managed care, third-party payors, discount health programs, and Persons bearing the financial risk for the provision of health care or dental care services, (ii) health insurance, health maintenance organization or managed care Laws related to the business of insurance or to the provision and payment of health or dental benefits, (iii) the administration of health and dental care claims or benefits or processing or payment for services, treatment and supplies furnished by health care and dental care providers (including third-party administrators), (iv) billing or claim for reimbursement submitted to third-party payors or otherwise related to insurance fraud, (v) establishing, marketing and managing networks of health care and dental care providers, (vi) to the extent applicable, Legal Requirements regarding the administration of employee welfare benefit plans, including ERISA, and (vii) the Patient Protection and Affordable Care Act, 42 U.S.C. § 18001, et seq., as amended by the Health Care and Education Reconciliation Act of 2010, Pub. L. 111-152.

“Match Period” shall have the meaning set forth in Section 5.1(b)(i).

“Material Adverse Effect” shall mean any fact, event, occurrence, effect, change, development or circumstance (each, an “Effect”) that (x) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole or (y) prevents the ability of the Company to consummate the Transactions prior to the Termination Date; provided, however, that, in the case of clause (x), none of the following, and no Effect arising out of, or resulting from the following, shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to occur, a Material Adverse Effect: (a) any change in the market price, credit rating or trading volume of the Company Common Stock (provided that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (b) any Effect arising out of the announcement or pendency of this Agreement and the Transactions, including (i) any action taken (or not taken) by any Acquired Company that is required to be taken (or not taken) pursuant to this Agreement, (ii) any Transaction Litigation, (iii) any change in customer, supplier, employee, regulatory, partner or similar relationships of the Acquired Companies resulting therefrom, or (iv) any Effect that arises out of or the identity of, or any facts or circumstances relating to, Parent or any of its Affiliates; (c) any Effect affecting the industry in which the Acquired Companies operate; (d) economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States or any other country or region in which the Acquired Companies operate; (e) any Effect arising directly or indirectly from changes in interest rates, inflation rates or fluctuations in the value of any currency; (f) any act of terrorism, war, civil unrest, national or international calamity, weather, earthquakes, hurricanes, tornados, natural disasters, disease outbreak, pandemic, or any other similar force majeure event (and any escalation or worsening of any of the foregoing); (g) any failure by any Acquired Company to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying factors contributing to any such failure shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (h) any Effect resulting or arising from Parent’s or Merger Sub’s breach of this Agreement or an Equity Financing Party’s breach of the Parent SPA; (i) any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirements or GAAP, or interpretations of any Legal Requirements or GAAP; or (j) the availability of or cost of equity, debt or other financing to Parent or Merger Sub; provided, further that any Effect referred to in the foregoing clauses (a), (c), (d), (e) or (f) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Effect has a disproportionate adverse impact on the Acquired Companies, taken as a whole, as compared to other similarly situated participants in the industries in which the Acquired Companies operate (in which case any such incremental disproportionate adverse impact (and only such incremental disproportionate adverse impact) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect).

“Material Contract” shall have the meaning set forth in Section 2.9(a).

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act of 1965, 42 U.S.C. § 1396, et seq.

“Medicare” means the health insurance program for the elderly and disabled established by Title XVIII of the Social Security Act of 1965, 42 U.S.C. § 1395, et seq.

“Merger” shall have the meaning set forth in Recital B of this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 1.5(a)(iii).

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

“Morgan Stanley” shall have the meaning set forth in Section 2.27.

“Nasdaq” shall mean The Nasdaq Global Market.

“Non-Cooperation Notice” shall have the meaning set forth in Section 5.12(b).

“Open Source License” shall mean any license meeting the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html.

“Open Source Software” shall mean any software, data, or other asset or technology that is distributed or otherwise made available pursuant to any Open Source License.

“Order” means any order, judgment, injunction, ruling, award, decree or writ of any Governmental Body.

“Outbound License” shall have the meaning set forth in Section 2.8(d).

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Breach Notice Period” shall have the meaning set forth in Section 7.3(g).

“Parent Disclosure Letter” shall mean the disclosure letter that has been prepared by Parent in accordance with the requirements of this Agreement and that has been delivered by Parent to the Company on the date of this Agreement.

“Parent Material Adverse Effect” shall mean any Effect that, individually or in the aggregate with one or more other Effects, prevents the ability of Parent or Merger Sub to consummate the Transactions prior to the Termination Date.

“Parent Related Parties” shall have the meaning set forth in Section 7.3(f)(i).

“Parent SPA” shall have the meaning set forth in 0.

“Parent Termination Fee” shall have the meaning set forth in Section 7.3(c).

“Parties” shall mean Parent, Merger Sub and the Company.

“Paying Agent” shall have the meaning set forth in Section 1.6(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 1.6(a).

“Payment Fund” shall have the meaning set forth in Section 1.6(a).

“Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes not yet delinquent or that is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the consolidated financial statements of the Acquired Companies, (b) any statutory or common law liens in favor of mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business for amounts not delinquent, (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (d) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Acquired Companies, (e) any non-exclusive license of Intellectual Property Rights, (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location and (g) except with respect to Intellectual Property Rights, any other Encumbrance that does not materially impair the value or current use of any asset of the Acquired Companies.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean data or information Processed by or for any Acquired Company that constitutes “personal data,” “personal information,” “protected health information,” or any similar term as defined by any applicable Legal Requirement.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Privacy and Data Processing Policies” shall have the meaning set forth in Section 2.8(l).

“Privacy and Data Processing Requirements” shall have the meaning set forth in Section 2.8(l).

“Process” means, with respect to any data or information, or set of data or information, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use.

“Proxy Statement” shall have the meaning set forth in Section 5.2.

“Reference Date” shall mean the last business day prior to the date of this Agreement.

“Registered IP” shall mean all patents, registered copyrights, registered trademarks, service marks and trade dress, and all applications for any of the foregoing, and domain names, in each case, that are registered or issued under the authority of any Governmental Body or other administrative body.

“Reimbursement Obligations” shall have the meaning set forth in Section 5.13.

“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Relevant Matters” shall have the meaning set forth in Section 8.5(a).

“Representatives” shall mean, with respect to a Person, the officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives of such Person.

“Required Amount” shall have the meaning set forth in Section 3.8(a).

“Sanctioned Country” means a country or territory that is, at the time of the specific conduct at issue, the subject or target of country-wide or territory-wide Sanctions (currently including Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, Luhansk People’s Republic, Kherson, Zaporizhzhia regions of Ukraine).

“Sanctioned Target” means any individual or entity that is: (i) named on any applicable export- or sanctions-related list of restricted or prohibited persons; (ii) a government of a Sanctioned Country; (iii) an agent, agency or instrumentality of, or any entity directly or indirectly owned or controlled by, a government of a Sanctioned Country; (iv) organized, located, or resident in a Sanctioned Country; (v) any entity directly or indirectly 50% or more owned or otherwise controlled by one or more Sanctioned Targets described in the foregoing clauses (i) to (iv); or (vi) otherwise the subject of Sanctions.

“Sanctions” means the economic, financial and trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (i) the United States (including without limitation OFAC or the Department of State), (ii) the European Union or any European Union member state, (iii) the United Nations, (iv) the United Kingdom, or (v) any other governmental entity of relevance to any Acquired Company.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Security Incident” shall mean any unauthorized access to, or disclosure, use, modification, or other Processing of, Personal Data Processed by or for any Acquired Company or breach of the Acquired Companies’ security that results in the unauthorized access to, or disclosure, use, or modification of Systems owned or controlled by the Acquired Companies.

“Shares” shall have the meaning set forth in Section 1.5(a)(i).

“Special Committee” shall have the meaning set forth in the recitals to this Agreement.

“Specified Letter” means a pre-consummation letter from the Federal Trade Commission in substantially similar form to that set forth in its blog post dated August 3, 2022.

“Standard Licenses” means (a) nonexclusive licenses granted by an Acquired Company for the use of the products and services of the Acquired Companies in the ordinary course of business; (b) non-exclusive licenses granted to the Acquired Companies for standard, generally commercially available, “off-the-shelf” third-party products on standard terms; (c) Open Source Licenses; (d) licenses under nondisclosure agreements to use confidential information for a specified purpose only; (e) any incidental licenses granted to a service provider in support of the services provided to the Acquired Companies; (f) licenses granted pursuant to terms substantially consistent with the Acquired Companies’ standard form Contracts made available to Parent; and (g) licenses granted to the Company by employees and consultants on an Acquired Company’s standard form of Contract made available to Parent without substantial deviation therefrom.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association, joint venture, limited liability company or other entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors (or managers) or similar governing body of such entity, or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or otherwise has the power to direct or cause the direction of the management or policies thereof.  For the avoidance of doubt, the Affiliated Practices are not Subsidiaries of the Company.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Company Board (or committee thereof) determines in its good faith judgment (a) is reasonably expected to be completed, taking into account all legal, regulatory and financing aspects of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, and (b) if consummated, would result in a transaction more favorable to the Company Stockholders (solely in their capacities as such) from a financial point of view than the Transactions; provided that for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%.”

“Surviving Corporation” shall have the meaning set forth in Recital B of this Agreement.

“Systems” means all information technology or data processing networks, systems, equipment, facilities, or services owned, controlled, or used by or for any Acquired Company.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

“Tax” shall mean any all U.S. federal, state, local and non-U.S. taxes of any kind whatsoever (including any income, franchise, capital gains, gross receipts, value-added, estimated, unemployment, excise, ad valorem, transfer, stamp, sales, use, property, business, withholding, payroll, employment, disability, social security, or registration tax, and any surtaxes, customs duties and other taxes, fees, assessments, charges or levies, in each case in the nature of a tax), including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Termination Date” shall have the meaning set forth in Section 7.1(c).

“Third-Party Payors” means all Federal Health Care Programs and all other state or local governmental insurance programs and private, non-governmental insurance and managed care programs with which any Acquired Company contracts to provide goods and services or through which any Acquired Company receives payments or reimbursements for goods and services provided.

“Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, Affiliates, directors, employees or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, Affiliates, directors or employees, in each case in connection with, arising from or otherwise relating to the Merger, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing or any other communications to the Company Stockholders, in each case other than any Legal Proceedings solely among the Parties or their respective Affiliates, related to this Agreement, the transactions and agreements contemplated by this Agreement or the Merger.

“Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, including the Merger and the Equity Financing.

“Trustee” means U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, in its capacity as trustee under the Indenture.

“Vested Company Option” shall have the meaning set forth in Section 1.8(a).

“Vested Company Option Consideration” shall have the meaning set forth in Section 1.8(a).

“Vested Company RSU” shall have the meaning set forth in Section 1.8(b).

“Vested Company RSU Consideration” shall have the meaning set forth in Section 1.8(b).

“Willful Breach” means a material breach of this Agreement that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement.

Exhibit B

Surviving Corporation Certificate of Incorporation

Exhibit B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ACCOLADE, INC.

ARTICLE I

The name of the corporation is Accolade, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

This Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Company has authority to issue is 1,000 with par value of $0.001 per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

The Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against  all expenses, liability, and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent (and any other persons to which applicable law permits the Company to provide indemnification) of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability, and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Company shall not be modified, eliminated or impaired by an amendment to this Certificate of Incorporation or the bylaws of the Company after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE IX

Except as provided in ARTICLE VII and ARTICLE VIII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Exhibit C

Surviving Corporation Bylaws

Exhibit C

AMENDED AND RESTATED

BYLAWS OF

ACCOLADE, INC.

Adopted __________, 2025

C-i

(Continued)

C-ii

AMENDED AND RESTATED BYLAWS

ARTICLE I — MEETINGS OF STOCKHOLDERS

1.1
Place of Meetings.  Meetings of stockholders of Accolade, Inc. (the “Company”) shall be held at any place, within or outside the State of Delaware, determined by the Company’s board of directors (the “Board”). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.

1.2
Annual Meeting.  An annual meeting of stockholders shall be held for the election of directors at such date and time as may be designated by resolution of the Board from time to time. Any other proper business may be transacted at the annual meeting. The Company shall not be required to hold an annual meeting of stockholders, provided that (i) the stockholders are permitted to act by written consent under the Company’s certificate of incorporation and these bylaws, (ii) the stockholders take action by written consent to elect directors and (iii) the stockholders unanimously consent to such action or, if such consent is less than unanimous, all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

1.3
Special Meeting.  A special meeting of the stockholders may be called at any time by the Board, Chairperson of the Board, Chief Executive Officer or President (in the absence of a Chief Executive Officer) or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

If any person(s) other than the Board calls a special meeting, the request shall:

(i)
be in writing;

(ii)
specify the time of such meeting and the general nature of the business proposed to be transacted; and

(iii)
be delivered personally or sent by registered mail or by facsimile transmission to the Chairperson of the Board, the Chief Executive Officer, the President (in the absence of a Chief Executive Officer) or the Secretary of the Company.

The officer(s) receiving the request shall cause notice to be promptly given to the stockholders entitled to vote at such meeting, in accordance with these bylaws, that a meeting will be held at the time requested by the person or persons calling the meeting. No business may be transacted at such special meeting other than the business specified in such notice to stockholders. Nothing contained in this paragraph of this section 1.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board may be held.

1.4
Notice of Stockholders’ Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

1.5
Quorum. Except as otherwise provided by law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, in the manner provided in section 1.6, until a quorum is present or represented.

1.6
Adjourned Meeting; Notice.  Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and section 1.10 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

1.7
Conduct of Business.  Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in the absence of the foregoing persons by the Chief Executive Officer, or in the absence of the foregoing persons by the President, or in the absence of the foregoing persons by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.

1.8
Voting.  The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of section 1.10 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of capital stock held by such stockholder which has voting power upon the matter in question. Voting at meetings of stockholders need not be by written ballot and, unless otherwise required by law, need not be conducted by inspectors of election unless so determined by the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereon which are present in person or by proxy at such meeting. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission (as defined in section 7.2 of these bylaws), provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Except as otherwise required by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation or these bylaws.

1.9
Stockholder Action by Written Consent Without a Meeting.  Unless otherwise provided in the certificate of incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

An electronic transmission (as defined in section 7.2) consenting to an action to be taken and transmitted by a stockholder or proxy holder, or by a person or persons authorized to act for a stockholder or proxy holder, shall be deemed to be written, signed and dated for purposes of this section, provided that any such electronic transmission sets forth or is delivered with information from which the Company can determine (i) that the electronic transmission was transmitted by the stockholder or proxy holder or by a person or persons authorized to act for the stockholder or proxy holder and (ii) the date on which such stockholder or proxy holder or authorized person or persons transmitted such electronic transmission.

In the event that the Board shall have instructed the officers of the Company to solicit the vote or written consent of the stockholders of the Company, an electronic transmission of a stockholder written consent given pursuant to such solicitation may be delivered to the Secretary or the President of the Company or to a person designated by the Secretary or the President. The Secretary or the President of the Company or a designee of the Secretary or the President shall cause any such written consent by electronic transmission to be reproduced in paper form and inserted into the corporate records.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company as provided in Section 228 of the DGCL. In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the DGCL, if such action had been voted on by stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

1.10
Record Dates.  In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this section 1.10 at the adjourned meeting.

In order that the Company may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company in accordance with applicable law. If no record date has been fixed by the Board and prior action by the Board is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

1.11
Proxies.  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

1.12
List of Stockholders Entitled to Vote.  The officer who has charge of the stock ledger of the Company shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

ARTICLE II — DIRECTORS

2.1
Powers.  The business and affairs of the Company shall be managed by or under the direction of the Board, except as may be otherwise provided in the DGCL or the certificate of incorporation.

2.2
Number of Directors.  The Board shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

2.3
Election, Qualification and Term of Office of Directors.  Except as provided in section 2.4 of these bylaws, and subject to sections 1.2 and 1.9 of these bylaws, directors shall be elected at each annual meeting of stockholders. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors. Each director shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

2.4
Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws:

(i)
Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(ii)
Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

If at any time, by reason of death or resignation or other cause, the Company should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

2.5
Place of Meetings; Meetings by Telephone.  The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

2.6
Conduct of Business.  Meetings of the Board shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

2.7
Regular Meetings.  Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

2.8
Special Meetings; Notice.  Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or any two directors.

Notice of the time and place of special meetings shall be:

(i)
delivered personally by hand, by courier or by telephone;

(ii)
sent by United States first-class mail, postage prepaid;

(iii)
sent by facsimile; or

(iv)
sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting.

2.9
Quorum; Voting.  At all meetings of the Board, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

2.10
Board Action by Written Consent Without a Meeting.  Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.11
Fees and Compensation of Directors.  Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.

2.12
Removal of Directors.  Unless otherwise restricted by statute, the certificate of incorporation or these bylaws, any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE III — COMMITTEES

3.1
Committees of Directors.  The Board may designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Company.

3.2
Committee Minutes.  Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

3.3
Meetings and Actions of Committees.  Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)
section 2.5 (Place of Meetings; Meetings by Telephone);

(ii)
section 2.7 (Regular Meetings);

(iii)
section 2.8 (Special Meetings; Notice);

(iv)
section 2.9 (Quorum; Voting);

(v)
section 2.10 (Board Action by Written Consent Without a Meeting); and

(vi)
section 7.5 (Waiver of Notice)

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i)
the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)
special meetings of committees may also be called by resolution of the Board; and

(iii)
notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

3.4
Subcommittees.  Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE IV — OFFICERS

4.1
Officers.  The officers of the Company shall be a President and a Secretary. The Company may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Executive Officer, one or more Vice Presidents, a Chief Financial Officer, a Treasurer, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

4.2
Appointment of Officers.  The Board shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of section 4.3 of these bylaws.

4.3
Subordinate Officers.  The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Company may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

4.4
Removal and Resignation of Officers.  Any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

4.5
Vacancies in Offices.  Any vacancy occurring in any office of the Company shall be filled by the Board or as provided in section 4.3.

4.6
Representation of Shares of Other Corporations.  Unless otherwise directed by the Board, the President or any other person authorized by the Board or the President is authorized to vote, represent and exercise on behalf of the Company all rights incident to any and all shares of any other corporation or corporations standing in the name of the Company. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

4.7
Authority and Duties of Officers.  Except as otherwise provided in these bylaws, the officers of the Company shall have such powers and duties in the management of the Company as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

ARTICLE V — INDEMNIFICATION

5.1
Indemnification of Directors and Officers in Third Party Proceedings.  Subject to the other provisions of this Article V, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of (and any other persons to which applicable law permits the Company to provide indemnification) another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liability and loss (including attorneys’ fees judgments, fines and amounts paid in settlement) actually and reasonably incurred or suffered by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

5.2
Indemnification of Directors and Officers in Actions by or in the Right of the Company.  Subject to the other provisions of this Article V, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of (and any other persons to which applicable law permits the Company to provide indemnification) another corporation, partnership, joint venture, trust or other enterprise against all expenses liability, and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred or suffered by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

5.3
Right to Indemnification.  A right to indemnification or to advancement of expenses arising under a provision of these bylaws shall not be eliminated, modified or impaired by an amendment to these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

5.4
Successful Defense.  To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in section 5.1 or section 5.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

5.5          Indemnification of Others.  Subject to the other provisions of this Article V, the Company shall have power to indemnify its employees and agents to the extent not prohibited by the DGCL or other applicable law. The Board shall have the power to delegate to such person or persons the determination of whether employees or agents shall be indemnified.

5.6
Advanced Payment of Expenses.  Expenses (including attorneys’ fees) incurred by an officer or director of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article V or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding referenced in section 5.6(ii) or 5.6(iii) prior to a determination that the person is not entitled to be indemnified by the Company.

5.7
Limitation on Indemnification.  Subject to the requirements in section 5.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article V in connection with any Proceeding (or any part of any Proceeding):

(i)
for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii)
for an accounting or disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii)
for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934, as amended (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv)
initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (a) the Board authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (c) otherwise required to be made under section 5.7 or (d) otherwise required by applicable law; or

(v)
if prohibited by applicable law.

5.8
Determination; Claim.  If a claim for indemnification or advancement of expenses under this Article V is not paid in full by the Company or on its behalf within 90 days after receipt by the Company of a written request therefor, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be within 15 days of a written request by the claimant, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. To the extent not prohibited by law, the Company shall indemnify such person against all expenses actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article V, to the extent such person is successful in whole or in part in such action. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

5.9
Non-Exclusivity of Rights.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

5.10
Insurance.  The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.

5.11
Survival.  The rights to indemnification and advancement of expenses conferred by this Article V shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

5.12
Effect of Repeal or Modification.  A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

5.13
Certain Definitions.  For purposes of this Article V, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article V, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article V.

5.14
Savings Clause.  If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each claimant to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each claimant to the fullest extent under any other applicable law.

ARTICLE VI— STOCK

6.1
Stock Certificates; Partly Paid Shares.  The shares of the Company shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Company by the Chairperson of the Board or Vice-Chairperson of the Board, or the President or a Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Company in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Company shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2
Special Designation on Certificates.  If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Company shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section 6.2 or Sections 156, 202(a) or 218(a) of the DGCL or with respect to this section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3
Lost Certificates.  Except as provided in this section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4
Dividends.  The Board, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation.

The Board may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5
Stock Transfer Agreements.  The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.6
Registered Stockholders. The Company:

(i)
shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii)
shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii)
shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.7
Transfers.  Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

ARTICLE VII — MANNER OF GIVING NOTICE AND WAIVER

7.1
Notice of Stockholder Meetings.  Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the Company’s records. An affidavit of the Secretary or an Assistant Secretary of the Company or of the transfer agent or other agent of the Company that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2
Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the Company under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any such consent shall be deemed revoked if:

(i)
the Company is unable to deliver by electronic transmission two consecutive notices given by the Company in accordance with such consent; and

(ii)
such inability becomes known to the Secretary or an Assistant Secretary of the Company or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)
if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)
if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii)
if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv)
if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Company that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3
Notice to Stockholders Sharing an Address.  Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

7.4
Notice to Person with Whom Communication is Unlawful.  Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.5
Waiver of Notice.  Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII — GENERAL MATTERS

8.1
Fiscal Year.  The fiscal year of the Company shall be fixed by resolution of the Board and may be changed by the Board.

8.2
Seal.  The Company may adopt a corporate seal, which shall be in such form as may be approved from time to time by the Board. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

8.3
Annual Report.  The Company shall cause an annual report to be sent to the stockholders of the Company to the extent required by applicable law. If and so long as there are fewer than 100 holders of record of the Company’s shares, the requirement of sending an annual report to the stockholders of the Company is expressly waived (to the extent permitted under applicable law).

8.4
Construction; Definitions.  Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

ARTICLE IX — AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote. However, the Company may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board.